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                                                                     Exhibit 2.1

                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------

     This AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of October 4, 2002, is by and among (i) Fagerdala Holding B.V., a Netherlands corporation; Fagerdala Industri A.B., a Swedish corporation; Chesterfield Properties Limited, a Nevis corporation; Viking Investments S.a.r.l., a Luxembourg corporation; Robert B. Trussell, Jr.; David Fogg; Jeffrey P. Heath; and Thomas Bryant (each, a "Management Shareholder" and, collectively, the "Management Shareholders");
(ii) TWI Holdings, Inc., a Delaware corporation (the "Parent"); (iii) TWI Acquisition Corp., a Delaware corporation and wholly owned Subsidiary of the Parent (the "Purchaser"); and (iv) Tempur World, Inc., a Delaware corporation (the "Company").

     WHEREAS, the parties hereto desire that the Purchaser be merged into the Company; and

     WHEREAS, the respective Boards of Directors of the Parent, the Purchaser and the Company have approved the merger of the Purchaser with and into the Company, as set forth below (the "Merger"), in accordance with the General Corporation Law of the State of Delaware (the "GCL") and upon the terms and subject to the conditions set forth in this Agreement, whereby (i) each issued and outstanding share of Common Stock, par value $0.01 per share, of the Company (each, a "Common Share" and collectively the "Common Shares") not owned directly or indirectly by the Parent, the Purchaser or the Company, except Common Shares held by Dissenting Shareholders (as defined below), will be converted into the right to receive the Common Share Merger Consideration (as defined below) and
(ii) each issued and outstanding share of Series A Convertible Preferred Stock, par value $1.00 per share, of the Company (each, a "Preferred Share," collectively the "Preferred Shares" and together with the Common Shares, the "Shares") not owned directly or indirectly by the Parent, the Purchaser or the Company except Preferred Shares held by Dissenting Shareholders, will be converted into the right to receive the Preferred Share Merger Consideration (as defined below);

     WHEREAS, the Parent, the Purchaser, the Company and the Management Shareholders desire to make certain representations, warranties, covenants and agreements in connection with the merger of the Purchaser with and into the Company pursuant to the Merger and also to prescribe various conditions to the Merger; and

     WHEREAS, Fagerdala Holding B.V., Fagerdala Industri A.B., Chesterfield Properties Limited, Viking Investments S.a.r.l., GE Capital Equity Investment, Inc., MONY Life Insurance Company and Palmetto Partners, Ltd. (collectively, the "Consenting Shareholders") have executed the Support Agreements attached hereto as Annex A (the "Support Agreements"), pursuant to which the Consenting Shareholders have agreed, in accordance with the terms thereof, to approve and adopt this Agreement and the Merger and the written consents attached hereto as Annex B (the "Written Consents"), pursuant to which the Consenting Shareholders have approved and adopted this Agreement and Plan of Merger on the terms and conditions set forth in such Written Consent.

     WHEREAS, the Company, the Purchaser and certain Management Shareholders have entered into employment agreements effective as of the Closing Date; and

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     WHEREAS, certain capitalized terms used in this Agreement have the meaning as set forth or referred to in Article I hereof,

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the Purchaser, the Parent, the Company and the Management Shareholders agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

          SECTION 1.01 Certain Definitions. As used in this Agreement:

     "Additional Payment" means (a) if Company EBITDA is less than $70,000,000 or Company Consolidated Net Revenues are less than $336,700,000, Zero Dollars ($0.00); and (b) if Company EBITDA is $70,000,000 or more and Company Consolidated Net Revenues are at least $336,700,000, the following formula:

          ($10,000,000 + (3x(A-$70,000,000)))/Adjusted Diluted Shares, where:

          "A" is Company EBITDA, provided that "A" shall in no event exceed $80,000,000.

     "Additional Payment Date" means the date which is 15 days after final determination of the Additional Payment is made under Section 3.06(b).

     "Additional Payment Restriction Period" means the period beginning on the Closing Date and ending on the earlier to occur of (a) in the event of a final determination, pursuant to Section 3.06, that no Additional Payments are payable by the Surviving Corporation, the date on which such determination is made, and
(b) in the event of a final determination, pursuant to Section 3.06, that Additional Payments are payable by the Surviving Corporation, the date on which such Additional Payments, and all interest accrued and payable on any Deferred Additional Payments pursuant to Section 3.06(c), shall have been paid in full in cash.

     "Adjusted Diluted Shares" means (i) the number of As-Converted Common Shares outstanding immediately prior to the Effective Time plus (ii) the number of Common Shares subject to being issued pursuant to the Management Options that are outstanding immediately prior to the Effective Time (without giving effect to the termination of such Management Options pursuant to Section 2.07).

     "Adjusted Spread" has the meaning given thereto in Section 3.06(c) hereof.

     "Affiliate", as applied to any Person, shall mean any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

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     "Aggregate Merger Consideration" means the sum of (a) the product of (i)
the Common Share Merger Consideration and (ii) the number of Common Shares outstanding and not owned by the Parent, the Purchaser or the Company immediately prior to the Effective Time and (b) the product of (i) the Preferred Share Merger Consideration and (ii) the number of Preferred Shares outstanding and not owned by the Parent, the Purchaser or the Company immediately prior to the Effective Time.

     "Agreement" has the meaning given thereto in the preamble hereof.

     "Antitrust Laws" means any and all antitrust, competition, merger or trade regulatory laws, rules or regulations of any Governmental Entity.

     "Applicable Rate" has the meaning given thereto in Section 3.06(c).

     "Arbitrator" has the meaning given thereto in Section 3.05(d)(iii) hereof.

     "As-Converted Common Shares" means, as of any time, the Common Shares outstanding at such time (including the Rollover Shares and the Common Shares issued in exchange for cancellation of the Exchange Options) plus the Common Shares issuable upon conversion of the Preferred Shares outstanding at such time. For purposes of this Agreement, whenever reference is made to "As-Converted Common Shares" as of any time, each holder of a Preferred Share will be deemed to hold the number of Common Shares then issuable upon conversion of such holder's Preferred Shares.

     "Audited Balance Sheet" has the meaning given thereto in Section 4.06(a) hereof.

     "Audited Financial Statements" has the meaning given thereto in Section 4.06(a) hereof.

     "Avalon Agreement" means the letter agreement dated March 20, 2002 among Avalon Group, Ltd., Avalon Securities, Ltd. and the Company.

     "Avalon Fee" means all costs, fees, expenses, commissions or other amounts payable by the Company or any of its Subsidiaries to Avalon Group, Ltd. and/or Avalon Securities, Ltd. pursuant to the Avalon Agreement.

     "Board" means the Board of Directors of the Company.

     "Business Day" means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the Commonwealth of Kentucky.

     "CADE" has the meaning given thereto in Section 6.04(c) hereof.

     "Calculation Date" has the meaning given thereto in Section 3.05(a) hereof.

     "Calculation Date Net Working Capital" has the meaning given thereto in
Section 3.05(a) hereof.

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     "Cash Equivalents" means (a) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency thereof maturing within one year from the date of acquisition thereof; (b) commercial paper maturing no more than one year from the date of acquisition thereof and currently having the highest rating obtainable from either Standard & Poor's Rating Group or Moody's Investors Service, Inc.; (c) certificates of deposit maturing no more than one year from the date of acquisition thereof issued by commercial banks incorporated under the laws of the United States of America, each having combined capital, surplus and undivided profits of not less than $300,000,000 and having a senior unsecured rating of 'A' or better by a nationally recognized rating agency (an "A-Rated Bank"); (d) time deposits maturing no more than 30 days from the date of creation thereof with A-Rated Banks; and (e) mutual funds that invest solely in one or more of the investments described in clauses (a) through (d) above.

     "CERCLA" has the meaning given thereto in Section 4.19(a)(i) hereof.

     "Certificate of Net Debt" has the meaning given thereto in Section 7.03(l) hereof.

     "Certificates" has the meaning given thereto in Section 3.02(a) hereof.

     "Claim" has the meaning given thereto in Section 9.03(a) hereof

     "Closing" has the meaning given thereto in Section 2.02 hereof.

     "Closing Date" has the meaning given thereto in Section 2.02 hereof.

     "Closing Date Transfer Taxes" has the meaning given thereto in Section 9.02(a) hereof.

     "Closing Payment Amount" means ($350,000,000 - A - B + C)/Adjusted Diluted Shares, where:

          "A" is Net Debt;

          "B" is $2,800,000;

          "C" is the aggregate exercise price paid, payable or required to be paid by holders of the Management Options upon the exercise of the Management Options outstanding immediately prior to the Effective Time without giving effect to the termination of Management Options pursuant to Section 2.07, whether or not such exercise price is actually paid pursuant to this Agreement.

     "Code" means the Internal Revenue Code of 1986, any successor statute of similar import, and the rules and regulations thereunder, collectively and as from time to time amended and in effect.

     "Commitment Letters" has the meaning given thereto in Section 5.07 hereof.

     "Common Payee" and "Common Payees" have the meaning given thereto in
Section 3.03(f) hereof.

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     "Common Share" and "Common Shares" have the meaning given thereto in the recitals hereof.

     "Common Share Merger Consideration" means the sum of (i) the Initial Common Share Closing Payment, payable in cash at the Closing, (ii) the Initial Escrow Payment and the Company Adjustment Payment, payable in cash on the Initial Escrow Payment Date, (iii) the Subsequent Escrow Payments, payable in cash on the Subsequent Escrow Payment Dates, and (iv) the Additional Payment, payable in the manner, and subject to the restrictions, specified in Section 3.06(c) on the Additional Payment Date.

     "Common Share Percentage" means a fraction, the numerator of which is the number of As-Converted Common Shares outstanding immediately prior to the Effective Time minus the Rollover Shares and the denominator of which is the number of Adjusted Diluted Shares.

     "Common Shareholders" means the holders of Common Shares that are outstanding and not owned by the Company, the Parent or the Purchaser immediately prior to the Effective Time, including Common Shares issued for Exchange Options.

     "Company" has the meaning given thereto in the preamble hereof.

     "Company Adjustment Amount" has the meaning given thereto in Section
3.05(e).

     "Company Adjustment Payment" means (a) the Company Adjustment Amount divided by (b) the number of As-Converted Common Shares outstanding and not owned by the Parent, the Purchaser, or the Company immediately prior to the Effective Time.

     "Company Consolidated Net Revenues" means the Consolidated Net Revenues of the Surviving Corporation for calendar year 2003.

     "Company EBITDA" means the EBITDA of the Surviving Corporation for calendar year 2003.

     "Company Representatives" has the meaning given thereto in Section 6.02 hereof.

     "Company Transaction Expenses" means all costs, fees, expenses or commissions incurred by the Company or any of its Subsidiaries prior to the Closing in connection with the Merger and the transactions contemplated hereby and by the Transaction Documents, including without limitation, broker's, finder's or placement fees or commissions, attorneys' fees, accountants' fees, fees of other professionals and the Avalon Fee.

     "Competing Transaction" has the meaning given thereto in Section 6.08 hereof.

     "Confidentiality Agreement" has the meaning given thereto in Section 10.01(a) hereof.

     "Consent" has the meaning given thereto in Section 4.05(b) hereof.

     "Consenting Shareholders" has the meaning given thereto in the recitals hereof.

                                       5

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     "Consolidated Net Revenues" means, with respect to any Person for any fiscal period, the consolidated revenues of such Person, net of any returns, allowances and discounts, for such period determined in accordance with GAAP.

     "Contribution Agreement" means the Contribution Agreement, dated October 4, 2002, among the Parent, TA IX L.P., TA/Atlantic and Pacific IV L.P., TA/Advent VIII L.P., TA Strategic Partners Fund A L.P., TA Strategic Partners Fund B L.P., TA Investors LLC, Friedman Fleischer & Lowe Capital Partners, LP, FFL Executive Partners, LP and certain managers and shareholders of the Company.

     "Danish Environmental Claims" has the meaning given thereto in Section 9.02(a).

     "Deductible" has the meaning given thereto in Section 9.02(e) hereof.

     "Deferred Additional Payment" has the meaning given thereto in Section 3.06(c).

     "Dent-A-Med Inc. Facility" means the factoring facility in place as of the date hereof among the Company and certain of its Subsidiaries and Dent-A-Med Inc.

     "Disposition Event" has the meaning set forth in the Certificate of Incorporation of the Parent as of the Closing Date.

     "Dissenting Shares" has the meaning given thereto in Section 3.01(b) hereof.

     "DOJ" has the meaning given thereto in Section 6.04(a) hereof.

     "EBITDA" means, with respect to any Person for any fiscal period, without duplication, an amount equal to (a) consolidated net income of such Person for such period determined in accordance with GAAP, minus (b) the sum of (i) interest income, and (ii) gain from extraordinary items for such period, in each case to the extent included in the calculation of consolidated net income of such Person for such period in accordance with GAAP, but without duplication, plus (c) the sum of (i) any provision for income taxes net of any income tax credits, (ii) interest expense (cash or non-cash and including capitalized interest), (iii) any aggregate net loss net of any aggregate net gain during such period arising from the sale, exchange or other disposition of capital assets by such Person (including any fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets and all securities), (iv) loss from extraordinary items for such period (provided, that any Kruse Restructuring Costs for such period shall be included in this clause (iv) only to the extent of the excess, if any, of (A) the sum of the Kruse Restructuring Costs plus the consolidated net losses of the Kruse Companies (exclusive of the Kruse Restructuring Costs) for such fiscal period over (B) the consolidated net losses of the Kruse Companies (exclusive of any Kruse Restructuring Costs) for the last twelve full calendar months ended prior to the date on which the operations of the Kruse Companies are discontinued or the Kruse Companies are sold), (v) the amount of non-cash charges (including depreciation and amortization and non-cash losses relating to foreign currency) for such period net of any other non-cash gains (including non-cash gains relating to foreign currency) that have been added in determining consolidated net income, (vi) amortized debt discount for such period, (vii) the amount of any deduction to consolidated net income as the result of any grant to any members of the management of such Person of any capital stock or other equity interests, or warrants, options or similar rights to acquire capital stock or other

                                       6

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equity interests, (viii) the amount of any deduction, loss or charge relating to any costs, expenses or charges of such Person incurred or arising (whether or not capitalized) in connection with (A) the transactions contemplated by this Agreement (including, without limitation, the costs and expenses of implementing the restructuring of the Company's European Subsidiaries as described in
Schedule 7.03(o) prior to the Closing) and all costs incurred pursuant to
Section 3.05(c), or (B) any amendment, termination, refinancing or replacement of, or waiver or other modification of, the TWI Credit Agreement, the Redemption Agreements or the Securities Purchase Agreements, and (ix) any payments to TA Associates, Inc. or Friedman Fleischer & Lowe, LLC or their respective
Affiliates or costs, expenses or charges incurred or arising in connection with any such payments (other than reimbursement of out-of-pocket expenses associated with attendance at board meetings and service as a director), in each case to the extent included in the calculation of consolidated net income of such Person for such period in accordance with GAAP, but without duplication. For purposes of this definition, the following items shall be excluded in determining consolidated net income of a Person: (1) the income or deficit of any other Person accrued prior to the date it became a Subsidiary of, or was merged or consolidated into, such Person or any of such Person's Subsidiaries, (2) the income (or deficit) of any other Person (other than a Subsidiary) in which such Person has an ownership interest, except to the extent any such income has actually been received by such Person in the form of cash dividends or distributions, (3) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of income accrued during such period, (4) any write-up of any assets, (5) any net gain from the collection of the proceeds of life insurance policies, (6) any net gain arising from the acquisition of any securities, or the extinguishment, under GAAP, of any Indebtedness, of such Person or any of its Subsidiaries, (7) in the case of a successor to such Person by consolidation or merger or as a transferee of its assets, any earnings of such successor prior to such consolidation, merger or transfer of assets, and (8) any deferred credit representing the excess of equity in any Subsidiary of such Person at the date of acquisition of such Subsidiary over the cost to such Person of the investment in such Subsidiary.

     "EBITDA Statement" has the meaning given thereto in Section 3.06(a) hereof.

     "Effective Time" has the meaning given thereto in Section 2.02 hereof.

     "Environmental Laws" has the meaning given thereto in Section 4.19(a)(i) hereof.

     "ERISA" has the meaning given thereto in Section 4.16(c) hereof.

     "Escrow Adjustment Amount" means $1,200,000.

     "Escrow Adjustment Funding Payment" means (a) the Escrow Adjustment Amount divided by (b) the number of As-Converted Common Shares outstanding and not owned by the Parent, the Purchaser or the Company immediately prior to the Effective Time.

     "Escrow Agent" has the meaning given thereto in Section 3.04(a) hereof.

     "Escrow Agreement" means the Escrow Agreement among the Parent, the Company, the Payee Representatives and the Escrow Agent substantially in the form of Annex C hereto.

     "Escrow Amount" means the sum of the Escrow Indemnification Amount and the Escrow Specified Amount.

                                       7

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     "Escrow Indemnity Funding Payment" means (i) the Escrow Amount divided by
(ii) the number of Common Shares outstanding and not owned by the Parent, the Purchaser or the Company immediately prior to the Effective Time.

     "Escrow Indemnification Amount" means $12,800,000.

     "Escrow Indemnification Funds" has the meaning given thereto in Section 9.02(d).

     "Escrow Specified Amount" means $16,100,000.

     "Escrow Specified Release Date" has the meaning given thereto in Section 9.07(b).

     "Exchange Fund" has the meaning given thereto in Section 3.02(a).

     "Exchange Options" has the meaning given thereto in Section 2.07.

     "Final Closing Statement" has the meaning given thereto in Section 3.05(c) hereof.

     "Final Net Working Capital Adjustment" has the meaning given thereto in
Section 3.05(e) hereof.

     "Final Resolution" has the meaning given thereto in Section 9.02(c).

     "Financing Documents" means the credit agreements, loan agreements, notes, security agreements, pledge agreements, guarantees, mortgages, escrow agreements, warrants, and all other agreements, instruments, certificates, consents, assignments and other documents executed and/or delivered in connection with the Senior Credit Facility or the Mezzanine Credit Facility.

     "FCA" has the meaning given thereto in Section 6.04(b) hereof.

     "FTC" has the meaning given thereto in Section 6.04(a) hereof.

     "GAAP" means generally accepted accounting principles in the United States of America, as of the date hereof, applied in a manner consistent with the application of such principles by the Company in the preparation of the Audited Financial Statements.

     "GCL" has the same meaning given thereto in the recitals hereof.

     "Governmental Entity" has the meaning given thereto in Section 4.05(b) hereof.

     "Hazardous Substances" has the meaning given thereto in Section 4.19(a)(ii) hereof.

     "HSR Act" has the meaning given thereto in Section 4.05(b) hereof.

     "Indebtedness" means, as applied to any Person, all indebtedness of such Person for borrowed money (excluding, in case of the Company, the Additional Payments), whether current or funded, or secured or unsecured (excluding, in case of the Company or any of its Subsidiaries, any indebtedness with respect to the Dent-A-Med Inc. Facility (in an amount not to exceed $1,750,000)), including, without limitation, (a) all indebtedness of such Person for the deferred purchase price of

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property or services represented by a note or other security, including, without limitation, any related party notes payable, (b) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (c) all indebtedness of such Person secured by a purchase money mortgage or other lien to secure all or part of the purchase price of property subject to such mortgage or lien, (d) all obligations under leases which shall have been or must be, in accordance with generally accepted accounting principles, recorded as capital leases in respect of which such Person is liable as lessee, (e) any liability of such Person in respect of banker's acceptances or letters of credit, to the extent of amounts drawn thereunder, (f) any liability of such Person for deferred compensation payable to any current or former officer, director, employee or consultant, (g) any amounts owed with respect to overdrafts, (h) any liability in respect of interest, fees or other charges in respect of any indebtedness referred to above and (i) all indebtedness referred to above which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

     "Indemnified Party" has the meaning given thereto in Section 9.03(a) hereof.

     "Indemnifying Party" has the meaning given thereto in Section 9.03(a) hereof.

     "Initial Adjustment Deduction" means (a) the Initial Net Working Capital Adjustment divided by (b) the Adjusted Diluted Shares.

     "Initial Common Share Closing Payment" means (a) the Closing Payment Amount minus (b) the sum of (i) the Initial Adjustment Deduction, (ii) the Escrow Indemnity Funding Payment, and (iii) the Escrow Adjustment Funding Payment.

     "Initial Closing Statement" has the meaning given thereto in Section 3.05(a) hereof.

     "Initial Company Escrow Release" has the meaning given thereto in Section 3.05(e) hereof.

     "Initial Escrow Payment" means (a) the Initial Shareholder Escrow Release divided by (b) the number of As-Converted Common Shares outstanding and not owned by the Parent, the Purchaser or the Company immediately prior to the Effective Time.

     "Initial Escrow Payment Date" means the date provided in Section 3.05(e) for the payment of the Initial Escrow Payments and the Company Adjustment Payments.

     "Initial Net Working Capital Adjustment" has the meaning given thereto in
Section 3.05(b) hereof.

     "Initial Preferred Share Closing Payment" means (a) the sum of (i) the Closing Payment Amount minus (ii) the sum of (A) the Initial Adjustment Deduction and (B) the Escrow Adjustment Funding Payment multiplied by (b) the number of Common Shares into which each Preferred Share is convertible immediately prior to the Effective Time.

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     "Initial Shareholder Escrow Release" has the meaning given thereto in
Section 3.05(e) hereof.

     "Initial Spread" has the meaning given thereto in Section 3.06(c).

     "Interim Balance Sheet" has the meaning given thereto in Section 4.06(a) hereof.

     "Interim Financial Statements" has the meaning given thereto in Section 4.06(a) hereof.

     "Interest Rate Cap Criteria" has the meaning given thereto in Section 3.06(c).

     "Knowledge" means actual knowledge, after a commercially reasonable internal investigation made to the appropriate employees of the Company, Tempur World Holdings, Inc., Tempur Production USA, Inc. Tempur-Pedic, Inc. or any Subsidiary, division or business unit of the Company, as the case may be, of a particular fact being known by, with respect to the Company, Tempur World Holdings, Inc., Tempur Production USA, Inc. or Tempur-Pedic, Inc., any of (a) the directors of the Company serving on the date hereof, (b) the following officers of the Company: Robert B. Trussell, Jr., Jeffrey P. Heath, Thomas Bryant, and David Fogg, (c) with respect to information concerning any Subsidiary, division or business unit of the Company, the president or most senior executive of such Subsidiary, division or business unit, and (d) any person succeeding, prior to the Closing, to the position on the date hereof of any of the persons indicated in clauses (b) and (c) above.

     "Kruse Companies" means Kruse Polstermoebel System GmbH and its
Subsidiaries.

     "Kruse Restructuring Costs" means, with respect to any period in which the operations of the Kruse Companies are discontinued or the Kruse Companies are sold, the aggregate amount of all losses, costs and expenses incurred in connection with such discontinuance or sale.

     "Liens" means liens, security interests, options, rights of first refusal, easements, mortgages, charges, pledges, deeds of trust, rights-of-way, restrictions, encroachments, licenses, leases, permits, security agreements, or any other encumbrances, restrictions or limitations on the use of real or personal property, whether or not they constitute specific or floating charges.

     "Loss" and "Losses" have the meaning given thereto in Section 9.02(a) hereof.

     "Management Options" has the meaning given thereto in Section 2.07 hereof.

     "Management Shareholder" and "Management Shareholders" have the meanings given thereto in the preamble hereof.

     "Management Shareholder Permitted Liens" means restrictions on transfer under the Securities Act.

     "Material Adverse Effect" means, with respect to a specific Person, any development, condition or circumstance having an effect on the business, assets, financial condition or results of operations of such Person or any of its Subsidiaries, that is materially adverse to such Person and its Subsidiaries taken as a whole.

     "Material Contract" has the meaning given thereto in Section 4.11(a) hereof.

     "Merger" has the meaning given thereto in the recitals hereof.

     "Merger Consideration" means, with respect to each Common Share, the Common Share Merger Consideration, and with respect to each Preferred Share, the Preferred Share Merger Consideration.

     "Mezzanine Credit Facility" means the aggregate $50,000,000 credit facility to be available to the Surviving Corporation and its Subsidiaries on substantially the terms set forth in the commitment letter dated September 19, 2002 issued by Gleacher Mezzanine LLC (as general partner of Gleacher Mezzanine Fund I, L.P., and Gleacher Mezzanine Fund P, L.P.) to TA Associates, Inc. and Friedman Fleischer & Lowe LLC and the commitment letter dated September 19, 2002 issued by TA Associates, Inc. (as general partner of certain funds) to TA Associates, Inc. and Friedman Fleischer & Lowe, LLC.

     "Net Debt" means (a) the sum of (i) the Indebtedness of the Company and its Subsidiaries, (ii) to the extent not included in clause (i), the amounts owed by the Company and its Subsidiaries to the states of California and Florida for sales and use tax for periods prior to the Closing Date as agreed to in writing by the Company or any of its Subsidiaries and each such state prior to the date hereof pursuant to the tax settlement agreements described on Schedule B and as otherwise agreed to in writing by the Company or any of Subsidiaries and any such state after the date hereof and prior to the Closing Date (a copy of which shall be provided to the Parent and the Purchaser prior to the Closing Date), and (iii) to the extent not included in clause (i), the Company Transaction Expenses minus (b) the sum of the cash (less outstanding checks or wire payments of the Company and its Subsidiaries) and Cash Equivalents of the Company and its Subsidiaries, in each case on a consolidated basis as of the Closing Date immediately prior to giving effect to the Closing.

     "Net Working Capital" means, as at any date, (a) accounts receivable, inventory, current prepaid expenses and other current assets (excluding cash and Cash Equivalents) of the Company and its Subsidiaries on a consolidated basis as of such date minus (b) accounts payable, current accrued expenses (excluding any accrued expenses relating to the items described on Schedule A) and current accrued Tax liabilities (excluding accrued income Tax liabilities and accrued Tax liabilities relating to items described on Schedule A), other than Indebtedness, of the Company and its Subsidiaries on a consolidated basis as of such date, all calculated in accordance with GAAP.

     "Net Working Capital Target" has the meaning given thereto in Section 3.05(b) hereof.

     "Non-Specified Item" shall have the meaning given thereto in Section 9.07(b) hereof.

     "Notice of Offering" means that notice of offering to be distributed by Parent promptly following the execution of this Agreement pursuant to which Common Shareholders who are accredited investors (as such term is defined under Regulation D under the Securities Act) will be offered the opportunity to exchange their Common Shares for Parent Class A Common Stock in accordance with the Contribution Agreement.

     "Notices" shall have the meaning given thereto in Section 10.03 hereof.

     "Option" means an option to purchase Common Shares granted pursuant to the Option Plan.

     "Option Plan" means the Company's Stock Option Plan, as amended from time to time.

     "Parent" has the meaning given thereto in the preamble hereof.

     "Parent Class A Common Stock" has the meaning given thereto in Section 5.06 hereof.

     "Parent Class B-1 Common Stock" has the meaning given thereto in Section
5.06 hereof.

     "Parent Preferred Stock" has the meaning given thereto in Section 5.06 hereof.

     "Payee" and "Payees" have the meaning given thereto in Section 3.03(f) hereof.

     "Payee Representatives" has the meaning given thereto in Section 10.12 hereof.

     "Paying Agent" has the meaning given thereto in Section 3.02(a) hereof.

     "Permits" has the meaning given thereto in Section 4.13.

     "Permitted Liens" means (a) Liens for Taxes or assessments or other governmental charges not yet due and payable; (b) pledges or deposit of money securing statutory obligations under workmen's compensation, unemployment insurance, social security or public liability laws or similar legislation (excluding Liens under ERISA); (c) pledges or deposits of money securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which the Company or any of its Subsidiaries is a party as lessee made in the ordinary course of business; (d) inchoate and unperfected workers', mechanics' or similar Liens arising in the ordinary course of business, so long as such Liens attach only to equipment, fixtures or real property of the Company or any of its Subsidiaries; (e) carriers', warehousemen's, suppliers' or other similar possessory liens arising in the ordinary course of business and securing liabilities in an outstanding aggregate amount not in excess of $50,000 at any time, so long as such Liens attach only to inventory of the Company or any of its Subsidiaries; (f) deposits securing, or in lieu of, surety, appeal or customs bonds in proceedings to which the Company or any of its Subsidiaries is a party; (g) zoning restrictions or recorded easements affecting the use of any Real Property or other minor irregularities in title (including leasehold title) thereto, so long as the same do not impair the use, value, or marketability of such Real Property; (h) Liens presently existing or hereafter created pursuant to the TWI Credit Agreement; (i) any leases or subleases entered into in the ordinary course of business by the Company or any of its Subsidiaries as lessor with respect to excess or unused owned or leased real property; and (j) Liens identified on Schedule 4.09 as "Permitted Liens" which will be released as of the Closing.

     "Person" or "person" means individuals, corporations, limited liability companies, partnerships, trusts, other entities and groups (which term shall include a "group" as such term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended).

     "Preferred Payee" and "Preferred Payees" have the meaning given thereto in
Section 3.03(f) hereof.

     "Preferred Share" and "Preferred Shares" have the meaning given thereto in the recitals hereof.

     "Preferred Share Merger Consideration" means the sum of (i) the Initial Preferred Share Closing Payment, payable in cash at the Closing, (ii) the sum of
(A) the Initial Escrow Payment and (B) the Company Adjustment Payment multiplied by the number of Common Shares into which each Preferred Share is convertible immediately prior to the Effective Time, payable in cash on the Initial Escrow Payment Date, and (iii) the Additional Payment multiplied by the number of Common Shares into which each Preferred Share is convertible immediately prior to the Effective Time, payable in the manner, and subject to the restrictions, specified in Section 3.06(c) on the Additional Payment Date.

     "Pro Rata Portion" has the meaning given thereto in Section 9.02(d) hereof.

     "Purchaser" has the meaning given thereto in the preamble hereof.

     "Purchaser Indemnified Parties" has the meaning given thereto in Section 9.02(a) hereof.

     "Purchaser Representatives" has the meaning given thereto in Section 6.02 hereof.

     "Real Property" has the meaning given thereto in Section 4.09 hereof.

     "Redemption Agreement" means the Stock Redemption Agreement, dated September 25, 2001 among the Company, MONY Life Insurance Company, GE Capital Equity Investment, Inc., Palmetto Partners, Ltd., Fagerdala Holding B.V., Robert
B. Trussell, Jr. and certain of the Company's other stockholders.

     "Refinancing Credit Facility" means any credit agreement or facility which refinances any of the Indebtedness represented by the Senior Credit Facility or the Mezzanine Credit Facility.

     "Reiners Claims" has the meaning given thereto in Section 9.02(a).

     "Reset Date" has the meaning given thereto in Section 3.06(c).

     "Rollover Shares" means the aggregate number of Common Shares contributed to the Parent by the holders thereof pursuant to the Contribution Agreement.

     "RCRA" has the meaning given thereto in Section 4.19(a)(i).

     "SARA" has the meaning given thereto in Section 4.19(a)(i).

     "Securities Act" has the meaning given thereto in Section 4.05(b) hereof.

     "Securities Purchase Agreements" means the Securities Purchase Agreement, dated September 25, 2001, among the Company, MONY Life Insurance Company, GE Capital Equity Investment, Inc. and Palmetto Partners, Ltd. and the Securities Purchase Agreement, dated March 25, 2002, between the Company and GE Capital Equity Investment, Inc.

     "Senior Credit Facility" means the senior credit agreement among certain Subsidiaries of the Company and their senior lenders to be entered into on the Closing Date, the proceeds of which will be used in part to finance a portion of the Aggregate Merger Consideration, including any amendment and restatement of the TWI Credit Agreement made as of the Closing Date.

     "Shares" has the meaning given thereto in the recitals hereof.

     "Shareholders" means, collectively, the holders of the Shares issued and outstanding immediately prior to the Effective Time, other than Shares held by the Company, the Parent, the Purchaser and their respective Subsidiaries.

     "Specified Claims" has the meaning given thereto in Section 9.02(a).

     "Specified Item" has the meaning given thereto in Section 9.07(b).

     "Subsequent Escrow Payments" means the payment(s) of (i) the portion(s), if any, of the Escrow Indemnification Amount and the Escrow Specified Amount payable to the Common Payees under the Escrow Agreement divided by (ii) the number of Common Shares outstanding and not owned by the Parent, the Purchaser or the Company immediately prior to the Effective Time.

     "Subsequent Escrow Payment Date" means each date on which a Subsequent Escrow Payment is to be made pursuant to the terms of the Escrow Agreement.

     "Subsidiary" or "Subsidiaries" means, with respect to a specific Person, every corporation, limited liability company, partnership, or other business organization or entity of which such Person owns, directly or through its Subsidiaries, (a) more than 50% of (i) the total combined voting power of all classes of voting securities of such entity, (ii) the total combined equity interest therein, or (iii) the capital or profits interests therein, in the case of a partnership or limited liability company; or (b) otherwise has the power to vote or direct the voting of sufficient securities to elect the majority of the board of directors or similar governing body of such entity.

     "Substantial Loss" has the meaning given thereto in Section 9.02(e) hereof.

     "Support Agreements" has the meaning given thereto in the recitals hereof.

     "Surviving Corporation" has the meaning given thereto in Section 2.01 hereof.

     "Surviving Corporation's Proposed Calculation" has the meaning given thereto in Section 3.05(c) hereof.

     "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, worker's compensation, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

     "Tax Returns" means any return, declaration, report, estimate, claim for refund, or information return, statement or document filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any law, regulation or administrative requirements relating to any Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     "Third-Party Claim" has the meaning given thereto in Section 9.03(b) hereof.

     "Transaction Documents" means, collectively, this Agreement, the Contribution Agreement, the Support Agreements, the Written Consents and the Escrow Agreement.

     "Treasury Rate" has the meaning given thereto in Section 3.06(c).

     "TWI Credit Agreement" means the Credit Agreement, dated September 25, 2001, as amended March 29, 2002, by and among the Company, the Borrowers referred to therein, the Other Credit Parties referred to therein, the Lenders referred to therein, Nordea Unibank A/S, as European Loan Agent, and General Electric Capital Corporation, as U.S. Revolver Agent and Administrative Agent.

     "U.S. Plan" has the meaning given thereto in Section 4.16(c) hereof.

     "Violation" has the meaning given thereto in Section 4.05(a) hereof.

     "Written Consents" has the meaning given thereto in the recitals hereof.

                                   ARTICLE II
                                   THE MERGER

          SECTION 2.01 The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions of this Agreement, and in accordance with the applicable provisions of this Agreement and the GCL, at the Effective Time the Purchaser shall be merged with and into the Company. Following the Merger, the separate corporate existence of the Purchaser shall cease and the Company shall continue as the surviving corporation and shall succeed to and assume all the rights and obligations of the Purchaser in accordance with the GCL. In its capacity as the surviving corporation of the Merger, the Company is sometimes referred to herein as the "Surviving Corporation."

          SECTION 2.02 Closing Effective Time. The closing of the Merger (the "Closing") will take place as promptly as practicable following the satisfaction or waiver of the conditions set forth in Sections 7.01, 7.02 and 7.03 of this Agreement (other than the delivery of customary closing documents) (the "Closing Date"), at a place, date and time to be mutually agreed upon by the parties hereto as soon as practicable after all of the conditions to the consummation of the Merger set forth in Article VII have been satisfied or waived; provided, however that the Closing shall occur on a date which is not more than five (5) days before or after the last Business Day of a month. Immediately following the Closing, the parties hereto shall cause the Merger to become effective by filing a Certificate of Merger with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of the GCL (the effective time of the Merger as specified in the Certificate of Merger being the "Effective Time") and shall make all other filings or recordings required under the GCL.

          SECTION 2.03 Effects of the Merger.

          (a) The Merger shall have the effects set forth in this Agreement and the GCL.

          (b) The Certificate of Incorporation of the Purchaser, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation, until thereafter amended in accordance with the provisions thereof and hereof and applicable law; provided that Article First of the Certificate of Incorporation shall be amended to read as follows: "The name of the Corporation is Tempur World, Inc."

          (c) Subject to the provisions of Section 6.06 of this Agreement, the By-Laws of the Purchaser in effect at the Effective Time shall be the By-Laws of the Surviving Corporation until amended in accordance with the provisions thereof and applicable law.

          (d) Subject to applicable law, the directors of the Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

          (e) The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

          SECTION 2.04 Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, bills of sale, assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its rights, title or interest in, to or under any of the rights, properties or assets of the Company or its Subsidiaries, or (b) otherwise carry out the provisions of this Agreement, the Company and its officers and directors shall be deemed to have granted the Surviving Corporation an irrevocable power of attorney, coupled with an interest, to execute and deliver all such deeds, bills of sale, assignments or assurances in law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the provisions of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of the Company or otherwise to take any and all such action.

          SECTION 2.05 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, (a) each Common Share issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and Common Shares held by the Company, the Parent (including the Rollover Shares), the Purchaser and their respective Subsidiaries) shall be converted into the right to receive the Common Share Merger Consideration, (b) each Preferred Share issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and Preferred Shares held by the Company, the Parent, the

Purchaser and their respective Subsidiaries) shall be converted into the right to receive the Preferred Share Merger Consideration, and (c) each Common Share or Preferred Share owned by the Company, the Parent or one of their respective Subsidiaries shall be canceled without payment and without surrender of the certificate formerly representing such Common Shares or Preferred Shares. All such Common Shares and Preferred Shares, when so converted, shall no longer be outstanding and shall be deemed to have been automatically cancelled and each holder of a certificate or certificates which immediately prior to the Effective Time represented any such Common Shares or Preferred Shares shall cease to have any rights with respect thereto, except the right to receive the applicable Merger Consideration, without interest.

          SECTION 2.06 Conversion of Purchaser Stock. At the Effective Time, each share of common stock, par value $0.01 per share, of the Purchaser issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

          SECTION 2.07 Company Stock Options. As soon as practicable following the date of this Agreement, the Company shall take such actions as are reasonably required to provide that immediately prior to the Effective Time, each then outstanding Option, whether or not then exercisable, other than Options held by the individuals listed on Schedule 2.07 shall (a) accelerate and fully and immediately vest, and (b) be simultaneously canceled in exchange for Common Shares pursuant to the terms of the Option Plan. The outstanding Options to be canceled in exchange for Common Shares pursuant to the immediately preceding sentence are referred to as the "Exchange Options" and shall not be deemed to be Options issued and outstanding immediately prior to the Effective Time; provided, however, that the Common Shares issued in connection with the cancellation of the Exchange Options shall be deemed to be outstanding immediately prior to the Effective Time and shall be subject to the provisions of Section 2.05 and the other relevant provisions of this Agreement. Prior to taking the actions described above in this Section 2.07, the Company shall have entered into agreements with the holders of the Options listed on Schedule 2.07 (the "Management Options") terminating the Management Options effective upon the Effective Time. For purposes of this Agreement, the Management Options shall be deemed to be Options outstanding immediately prior to the Effective Time.

                                   ARTICLE III
                     DISSENTING SHARES; PAYMENT FOR SHARES;
                        ADJUSTMENTS TO PAYMENT FOR SHARES

          SECTION 3.01 Appraisal Rights; Dissenting Shares.

          (a) As soon as practicable after the date hereof, the Parent shall prepare a notice of appraisal rights containing the information required by
Section 262 of the GCL and deliver such notice to the Company. Within three (3) business days after the date of delivery of such notice, the Company shall mail to each record holder of Certificates as of a record date fixed in accordance with Section 262 of the GCL a copy of such notice. Within ten (10) days after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of Certificates that immediately prior to the Effective Time represented Dissenting Shares a notice of appraisal rights containing the information required by Section 262 of the GCL.

          (b) Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who has demanded appraisal for such Shares or is otherwise entitled to appraisal rights in accordance with Section 262 of the GCL, if such Section 262 provides for appraisal rights for such shares in the Merger ("Dissenting Shares"), shall not be converted into the right to receive the Merger Consideration as provided in Section 2.05, unless and until such holder fails to perfect or withdraws or otherwise loses his right to appraisal and payment under the GCL. If, after the Effective Time, any such holder fails to perfect or withdraws or loses his right to appraisal, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration, if any, to which such holder is entitled, without interest or dividends thereon. The Company shall give the Purchaser prompt notice of any demands received by the Company for appraisal of Shares and the Purchaser shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of the Purchaser, make any payment with respect to, or settle or offer to settle, any such demands.

          SECTION 3.02 Payment of Initial Common Share Closing Payment and Initial Preferred Share Closing Payment.

          (a) From and after the Effective Time, Fifth Third Bank, or such other bank or trust company as shall be mutually acceptable to the Purchaser and the Company, shall act as paying agent (the "Paying Agent") in effecting the payment of the Initial Common Share Closing Payments and the Initial Preferred Share Closing Payments in respect of certificates (the "Certificates") that, prior to the Effective Time, represented Common Shares or Preferred Shares entitled to payment of the applicable Merger Consideration pursuant to Section
2.05. At the Effective Time, the Purchaser shall deposit, or cause to be deposited, in trust with the Paying Agent the aggregate Initial Common Share Closing Payments and the aggregate Initial Preferred Share Closing Payments to which holders of Common Shares and Preferred Shares shall be entitled at the Effective Time pursuant to Section 2.05 (such cash being hereinafter referred to as the "Exchange Fund"). The Exchange Fund shall be invested by the Paying Agent as directed by the Parent, provided that such investments shall be (i) securities issued directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition, (ii) certificates of deposit, eurodollar time deposits and bankers' acceptances with maturities not exceeding six months and overnight bank deposits with any commercial bank, depository institution or trust company incorporated or doing business under the laws of the United States of America, any state thereof or the District of Columbia, provided that such commercial bank, depository institution or trust company has, at the time of investment, (A) capital and surplus exceeding $250 million and
(B) outstanding short-term debt securities which are rated at least A-1 by Standard & Poor's Rating Group Division of The McGraw-Hill Companies, Inc. or at least P-1 by Moody's Investors Service, Inc. and (iii) money market mutual or similar funds having assets in excess of $1 billion. Any net profit resulting from, or interest or income produced by, such investments will be payable to the Parent upon the Parent's request.

          (b) Promptly after the Effective Time, the Paying Agent shall mail to each record holder of Certificates (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates and a properly completed letter of transmittal to the Paying Agent and which shall contain a representation and warranty of the holder as to title to, and the absence of any Liens on, the Common Shares or Preferred Shares represented by the Certificates and authority of the holder to execute and deliver the letter of transmittal and deliver the Certificates), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Initial Common Share Closing Payments or the Initial Preferred Share Closing Payments, as applicable. Such letter of transmittal and instructions shall be in substantially the form of Annex 3.02(a) (as to Common Shares) and Annex 3.02(b) (as to Preferred Shares). The Parent shall instruct the Paying Agent to make such letters of transmittal available at the location of the Closing, and shall cause the Paying Agent to be available at such location to receive, from record holders of Certificates wishing to surrender them, such letters of transmittal along with the related Certificates, and shall instruct the Paying Agent to pay on the Closing Date the Initial Common Share Closing Payments or the Initial Preferred Share Closing Payments, as applicable, to all holders of Certificates that have provided to the Paying Agent all documents required under this Section 3.02(b) at least 3 Business Days in advance of the Closing Date. Upon the surrender of each such Certificate and a properly completed letter of transmittal, the Paying Agent shall, in consideration for the shares represented by such Certificates, (A) pay the holder of each such Certificate for Preferred Shares the Initial Preferred Share Closing Payment multiplied by the number of Preferred Shares formerly represented by such Certificate, in consideration therefor, and such Certificate shall forthwith be canceled and (B) pay the holder of each such Certificate for Common Shares the Initial Common Share Closing Payment multiplied by the number of Common Shares formerly represented by such Certificate, in consideration therefor, and such Certificate shall forthwith be canceled. Until so surrendered, each such Certificate (other than Certificates representing Dissenting Shares and Certificates representing Shares held by the Parent (including Rollover Shares), the Purchaser, the Company or their respective Subsidiaries) shall represent solely the right to receive the aggregate Merger Consideration relating thereto. No interest or dividends shall be paid or accrued on the Merger Consideration. If the Initial Common Share Closing Payments or Initial Preferred Share Closing Payments (or any portion thereof) are to be delivered to any person other than the person in whose name the Certificate formerly representing Shares surrendered therefor is registered, it shall be a condition to such right to receive such Initial Common Share Closing Payments or Initial Preferred Share Closing Payments that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person surrendering such Shares shall pay to the Paying Agent any transfer or other taxes required by reason of the payment of the Initial Common Share Closing Payments or Initial Preferred Share Closing Payments to a person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable.

          SECTION 3.03 General Provisions Regarding Payment for Shares.

          (a) Promptly following the date which is 180 days after the Effective Time, the Paying Agent shall deliver to the Surviving Corporation all cash, Certificates and other documents in its possession relating to the transactions described in this Agreement, and the Paying Agent's duties shall terminate. Thereafter, holders of Shares shall look only to the Surviving Corporation for payment of the Merger Consideration in respect thereof (subject to applicable abandoned property, escheat and similar laws), in each case, without interest or dividends thereon, provided that the Initial Escrow Payment and Subsequent Escrow Payments shall be made by the Escrow Agent from the Escrow Adjustment Amount and the Escrow Amount in accordance with the terms of the Escrow Agreement.

          (b) None of the Purchaser, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any Shares (or dividends or distributions with respect thereto) or cash deposited by the Purchaser with the Paying Agent that is delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any cash would otherwise escheat to or become the property of any Governmental Entity), any such cash in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Purchaser, free and clear of all claims or interest of any person previously entitled thereto.

          (c) The Purchaser and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable or issuable pursuant to this Agreement to any holder of Shares such amounts as the Purchaser or the Paying Agent is required to deduct and withhold with respect to such payment or issuance under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holders of Shares in respect of which such deduction and withholding was made.

          (d) All cash paid upon surrender of Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the Common Shares and Preferred Shares formerly represented thereby, other than the right to receive (i) with respect to each Common Share, the Common Share Merger Consideration in excess of the Initial Common Share Closing Payment, and (ii) with respect to each Preferred Share, the Preferred Share Merger Consideration in excess of the Initial Preferred Share Closing Payment. After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any Common Shares or Preferred Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates formerly representing Common Shares or Preferred Shares are presented to the Surviving Corporation or the Paying Agent, they shall be surrendered and canceled in return for the payment of (x) with respect to each Common Share relating thereto, the Initial Common Share Closing Payment (and (i) if the Initial Escrow Payment Date has occurred, the payment by the Escrow Agent of the Initial Escrow Payment and the payment by the Surviving Corporation of the Company Adjustment Payment, (ii) if any Subsequent Escrow Payment Dates have occurred, the payment by the Escrow Agent of the Subsequent Escrow Payments payable with respect to such dates, and (iii) if the Additional Payment Date has occurred, the payment by the Surviving Corporation of the Additional Payment) deliverable in respect thereof as determined in accordance herewith, and (y) with respect to each Preferred Share relating thereto, the Initial Preferred Share Closing Payment (and (i) if the Initial Escrow Payment Date has occurred, the payment by the Escrow Agent of the Initial Escrow Payment and the payment by the Surviving Corporation of the Company Adjustment Payment and (ii) if the Additional Payment Date has occurred, the payment by the Surviving Corporation of the Additional Payment) deliverable in respect thereof as determined in accordance herewith, subject in each case to applicable law in the case of Dissenting Shares.

          (e) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and subject to such other conditions as the Board of Directors of the Surviving Corporation may impose, the Surviving Corporation or the Paying Agent shall pay, (x) in exchange for each Common Share represented by such lost, stolen or destroyed Certificate, the Initial Common Share Closing Payment (and (i) if the Initial Escrow Payment Date has occurred, the Escrow Agent shall pay the Initial Escrow Payment and the Surviving Corporation shall pay the Company Adjustment Payment, (ii) if any Subsequent Escrow Payment Dates have occurred, the Escrow Agent shall pay the Subsequent Escrow Payments payable with respect to such dates, and (iii) if the Additional Payment Date has occurred, the Surviving Corporation shall pay the Additional Payment) deliverable in respect thereof as determined in accordance herewith, and (y) in exchange for each Preferred Share represented by such lost, stolen or destroyed Certificate, the Initial Preferred Share Closing Payment (and (i) if the Initial Escrow Payment Date has occurred, the payment by the Escrow Agent of the Initial Escrow Payment and the payment by the Surviving Corporation of the Company Adjustment Payment and (ii) if the Additional Payment Date has occurred, the payment by the Surviving Corporation of the Additional Payment) deliverable in respect thereof as determined in accordance herewith. When authorizing such payment of the Merger Consideration or portion thereof in exchange therefor, the Board of Directors of the Surviving Corporation (or any authorized officer thereof) may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to give the Surviving Corporation a bond in such sum as the Board of Directors may direct as indemnity against any claim that may be made against the Surviving Corporation with respect to the Certificate alleged to have been lost, stolen or destroyed.

          (f) The Initial Escrow Payments shall be paid by the Escrow Agent only to the Persons to whom the Initial Common Share Closing Payments were paid or such Persons' written designees (each, a "Common Payee" and, collectively, the "Common Payees") and the Persons to whom the Initial Preferred Share Closing Payments were paid or such Persons' written designees (each, a "Preferred Payee" and, collectively, the "Preferred Payees" and collectively with the Common Payees, the "Payees"), as applicable, the Subsequent Escrow Payments shall be paid by the Escrow Agent only to the Common Payees and the Company Adjustment Payments and the Additional Payments shall be paid by the Surviving Corporation or its Affiliate only to the Common Payees and the Preferred Payees, provided that in each case where any such Payee is a written designee in accordance with this Section 3.03(f), the Surviving Corporation shall have received evidence reasonably satisfactory to it that such designee is rightfully entitled to the Initial Escrow Payments, the Company Adjustment Payments, the Subsequent Escrow Payments and the Additional Payments, as applicable.

          SECTION 3.04 Escrowed Funds.

          (a) From and after the Effective Time, Fifth Third Bank, or such other bank or trust company as shall be mutually acceptable to the Purchaser and the Company, shall act as escrow agent (the "Escrow Agent") in effecting any payments of the Initial Escrow Payments, the Initial Company Escrow Release, the Subsequent Escrow Payments and any disbursements to the Purchaser Indemnified Parties in connection with indemnification claims under Article IX hereof. At the Effective Time, the Purchaser shall deposit, or cause to be deposited, in trust with the Escrow Agent the Escrow Adjustment Amount and the Escrow Amount, pursuant to the terms of the Escrow Agreement.

          (b) The Initial Escrow Payments and the Initial Company Escrow Release shall be calculated and paid in the amounts and at the times determined in accordance with Section 3.05 below.

          (c) All Subsequent Escrow Payments shall be paid at the times determined in accordance with the Escrow Agreement.

          (d) Notwithstanding any provision of this Agreement to the contrary, the Escrow Agreement shall govern the allocation and payment of interest earned on the Escrow Amount and the Escrow Adjustment Amount.

          SECTION 3.05  Initial Adjustment; Subsequent Adjustment.

          (a) At the Closing, the Company shall have prepared and delivered to the Purchaser (i) an unaudited consolidated balance sheet of the Company as of the close of business on the last day of the month immediately preceding the month in which the Closing Date occurs or, in the event the Closing Date occurs prior to the 21st day of the month, the last day of the month that is two months prior to the month in which the Closing Date occurs (the "Calculation Date"), prepared in accordance with GAAP, except for normal recurring year-end adjustments and the absence of footnotes (the "Initial Closing Statement"), and
(ii) a certificate of the Chief Executive Officer and Chief Financial Officer of the Company, (A) certifying that the Initial Closing Statement was prepared on the basis described in clause (i) above and (B) containing the Company's calculation based on the Initial Closing Statement of the Net Working Capital as of the Calculation Date (the "Calculation Date Net Working Capital").

          (b) If the Calculation Date Net Working Capital is less than $42,000,000 (the "Net Working Capital Target"), then the amount of such shortfall shall be the "Initial Net Working Capital Adjustment." If the Calculation Date Net Working Capital is equal to or greater than the Net Working Capital Target, the Initial Net Working Capital Adjustment shall be zero. The amount of the Initial Net Working Capital Adjustment determined pursuant to this paragraph (b) shall be used to calculate the Initial Adjustment Deduction at Closing, which in turn shall be used to calculate the Initial Common Share Closing Payment and the Initial Preferred Share Closing Payment at Closing.

          (c) Within one hundred twenty (120) days after the Closing Date, the Surviving Corporation shall cause to be prepared and delivered to the Parent an audited consolidated balance sheet (audited by the Louisville, Kentucky office and/or Cincinnati, Ohio office of Ernst & Young, LLP) as of the Closing Date, immediately prior to giving effect to the Closing, prepared in accordance with GAAP, except for normal recurring year-end adjustments and the absence of footnotes (the "Final Closing Statement"), provided that in the event that Closing does not occur on the last Business Day of the month but occurs on a date which is no more than five (5) days before or after such last Business Day of a month, then for purposes of this Section 3.05, the Closing Date shall be deemed to be such last Business Day of the month. The Surviving Corporation shall bear the cost of the preparation of the Final Closing Statement. The Surviving Corporation shall permit the accountants for the Parent and the Payee Representatives at the earliest practicable date to review and make copies of all work papers, schedules and calculations used in the preparation of the Final Closing Statement, subject to the execution by the Parent and the Payee Representatives of any customary release or indemnification agreement required by and for the benefit of the Louisville, Kentucky office and/or Cincinnati, Ohio office of Ernst & Young, LLP. Inventories included in the Final Closing Statement shall be valued on the basis of a physical inventory conducted by the Company and the Parent on or about the Closing Date. When the Surviving Corporation delivers the Final Closing Statement, the Surviving Corporation shall also deliver a certificate (i) certifying that the Final Closing Statement was prepared in accordance with GAAP in accordance with the procedures set forth in paragraph (a) above and (ii) containing the Surviving Corporation's calculations, based on the Final Closing Statement (the "Surviving Corporation's Proposed Calculation") of the Net Working Capital as of the Closing Date. A copy of the Final Closing Statement shall be provided to the Preferred Payees promptly upon its completion.

          (d) In the event that neither Parent nor any Payee Representative has disputed, within thirty (30) days after receipt of the Final Closing Statement, the Surviving Corporation's Proposed Calculation of the Net Working Capital as of the Closing Date, such Surviving Corporation's Proposed Calculation shall be final and binding on the Payee Representatives, the Payees, the Parent and the Surviving Corporation. In the event that the Parent or either Payee Representative disputes the Surviving Corporation's Proposed Calculation of the Net Working Capital as of the Closing Date, the Surviving Corporation agrees to make available to the Parent, upon request, all books, records, financial statements, work papers, schedules and calculations related thereto. Any dispute regarding the calculation of the Net Working Capital as of the Closing Date arising under this Section 3.05(d) is to be resolved in the following manner:

               (i) The Parent or the Payee Representatives, as applicable, or either Payee Representative shall, within thirty (30) days after receipt of the Final Closing Statement, notify the Surviving Corporation in writing of any such dispute, which notice shall specify in reasonable detail the nature of the dispute;

               (ii) During the 30-day period following the Surviving Corporation's receipt of such notice, the Payee Representatives, the Parent and the Surviving Corporation shall attempt to resolve such dispute and to determine the appropriate calculations of the Net Working Capital as of the Closing Date; and

               (iii) If at the end of the 30-day period specified in subsection
(ii) above, the Payee Representatives, the Parent and the Surviving Corporation shall have failed to reach a written agreement with respect to such dispute or the Parent and/or the Payee Representatives, as applicable, have not withdrawn all objections, the matter shall be referred to Deloitte & Touche, or other reputable accounting firm acceptable to the Parent and the Payee Representatives that does not have a relationship with the Parent, the Purchaser, the Surviving Corporation, any of the Payee

Representatives or their respective Affiliates (the "Arbitrator"), which shall act as an arbitrator and shall issue its report resolving all disputes as to the calculation of the Net Working Capital as of the Closing Date within sixty (60) days after such dispute is referred to it. The Net Working Capital as of the Closing Date, as agreed to by the Parent, the Surviving Corporation and the Payee Representatives or determined by the Arbitrator, shall be final and binding on the Parent, Surviving Corporation, the Payee Representatives and the Payees. Each of the parties to any dispute shall bear all of its costs and expenses related to such dispute, except that the fees and expenses of the Arbitrator hereunder with respect to such dispute shall be borne by either the Surviving Corporation or the Payee Representatives, whichever party's estimate of the Net Working Capital as of the Closing Date was farthest from that determined by agreement of such parties or by the Arbitrator. This provision for arbitration shall be specifically enforceable by the Surviving Corporation and the Payee Representatives, and the decision of the Arbitrator in accordance with the provisions hereof shall be final and binding and there shall be no right of appeal therefrom.

          (e) Upon the determination, pursuant to paragraph (d) of this Section 3.05, of the Final Closing Statement and the Net Working Capital as of the Closing Date, the Final Net Working Capital Adjustment, the Initial Escrow Payment, the Initial Company Escrow Release and the Company Adjustment Amount shall be calculated pursuant to this paragraph (e). If the Net Working Capital as of the Closing Date is less than the Net Working Capital Target, then the amount of such shortfall shall be the "Final Net Working Capital Adjustment." If the Net Working Capital as of the Closing Date is equal to or greater than the Net Working Capital Target, the Final Net Working Capital Adjustment shall be zero. The "Initial Company Escrow Release" shall equal (A) if (i) the Common Share Percentage multiplied by (ii) the Final Net Working Capital Adjustment exceeds (x) the Common Share Percentage multiplied by (y) the Initial Net Working Capital Adjustment, the amount of such excess, and (B) if the Final Net Working Capital Adjustment equals or is less than the Initial Net Working Capital Adjustment, zero. The "Initial Shareholder Escrow Release" shall equal
(A) if the Final Net Working Capital Adjustment is less than or equal to the Initial Net Working Capital Adjustment, the Escrow Adjustment Amount, (B) if (i) the Common Share Percentage multiplied by (ii) the Final Net Working Capital Adjustment exceeds (x) the Common Share Percentage multiplied by (y) the Initial Net Working Capital Adjustment by an amount equal to or in excess of the Escrow Adjustment Amount, zero, and (C) if (i) the Common Share Percentage multiplied by (ii) the Final Net Working Capital Adjustment exceeds (x) the Common Share Percentage multiplied by (y) the Initial Net Working Capital Adjustment by an amount less than the Escrow Adjustment Amount, the difference between such excess and the Escrow Adjustment Amount. The "Company Adjustment Amount" shall equal (A) if (i) the Common Share Percentage multiplied by (ii) the Final Net Working Capital Adjustment is less than (x) the Common Share Percentage multiplied by (y) the Initial Net Working Capital Adjustment, the amount of such shortfall, and (B) if the Final Net Working Capital Adjustment exceeds or equals the Initial Net Working Capital Adjustment, zero. The Initial Shareholder Escrow Release as determined pursuant to this paragraph (e) shall be used to calculate the Initial Escrow Payment. The Company Adjustment Amount as determined pursuant to this paragraph (e) shall be used to calculate the Company Adjustment Payment. Promptly upon the final determination of the Net Working Capital as of the Closing Date in accordance with paragraph (d) above, (i) the Parent, the Surviving Corporation and the Payee Representatives agree to execute and deliver to the Escrow Agent written disbursement instructions authorizing the Escrow Agent to make promptly (x) the Initial Escrow Payments, if any, to the Payees and (y) the Initial Company Escrow Release, if any, to the Surviving

Corporation, in accordance with the terms of the Escrow Agreement and (ii) the Surviving Corporation shall promptly pay the Company Adjustment Payments (if any) to the Payees. The Initial Company Escrow Release, if any, shall be paid by the Escrow Agent from the Escrow Adjustment Amount and, to the extent that the Escrow Adjustment Amount is not sufficient to pay the Initial Company Escrow Release, from the Escrow Indemnification Amount.

          SECTION 3.06  Payment of Additional Payments.

          (a) As soon as practicable following the completion of the Surviving Corporation's financial statement audit for calendar year 2003, but in any event by no later than March 31, 2004, Parent shall, and shall cause the Surviving Corporation to promptly deliver to the Payee Representatives and each of the Preferred Payees a balance sheet and related statements of operations, retained earnings and cash flows for calendar year 2003, prepared in accordance with GAAP and audited by Ernst & Young LLP. Such financial statements shall also be accompanied by a detailed schedule in the form of the attached Annex 3.06(a) setting forth Company EBITDA and Company Consolidated Net Revenues (the "EBITDA Statement"), which shall have been audited by Ernst & Young LLP. Parent shall, and shall cause the Surviving Corporation to, deliver a copy of the EBITDA Statement to each of the Preferred Payees.

          (b) In the event neither of the Payee Representatives has disputed, within forty (40) days after receipt of the EBITDA Statement, the calculation of Company EBITDA or Company Consolidated Net Revenues, such calculation shall be final and binding on all Payees, the Surviving Corporation and the Parent, and the Surviving Corporation shall, and the Parent shall cause the Surviving Corporation to, pay the Additional Payments to the Payees, in the manner specified in Section 3.06(c), promptly after the earlier of the receipt by the Surviving Corporation of written statements from all of the Payee Representatives confirming that they do not dispute such calculations and the expiration of such 40-day period. In the event either of the Payee Representatives disputes the calculation of Company EBITDA or Company Consolidated Net Revenues, the Parent shall cause the Surviving Corporation to make available to the Payee Representatives, upon request, all books, records, financial statements, work papers, schedules and calculations related thereto. Any dispute regarding the calculation of Company EBITDA or Company Consolidated Net Revenues arising under this Section 3.06(b) is to be resolved in the following manner:

               (i)   Either of the Payee Representatives shall, within thirty
(30) days after receipt of the EBITDA Statement, notify the Surviving Corporation in writing of any such dispute, which notice shall specify in reasonable detail the nature of the dispute;

               (ii) During the 10-day period following the Surviving Corporation's receipt of such notice, the Payee Representatives, the Parent and the Surviving Corporation shall attempt to resolve such dispute and to determine the appropriate calculation of Company EBITDA and/or Company Consolidated Net Revenues, as applicable; and

               (iii) If at the end of the 10-day period specified in subsection
(ii) above, the Payee Representatives, Parent and the Surviving Corporation shall have failed to reach a written agreement with respect to such dispute or the Payee Representatives have not withdrawn their objection, the matter shall be referred to the Arbitrator which shall act as an arbitrator and shall issue its report resolving all disputes as to the calculation of Company EBITDA and/or Company Consolidated Net Revenues, as applicable, within thirty-five (35) days after such dispute is referred to it. Company EBITDA and/or Company Consolidated Net Revenues, as applicable, as agreed to by the Parent, the Surviving Corporation and the Payee Representatives or determined by the Arbitrator, shall be final and binding on the Surviving Corporation, the Parent, the Payee Representatives and the Payees. Each of the parties to any dispute shall bear its costs and expenses incurred in connection with any arbitration related to such dispute, except that the fees and expenses of the Arbitrator hereunder with respect to such dispute shall be borne by either the Surviving Corporation or the Payee Representatives, whichever party's estimate of Company EBITDA and/or Company Consolidated Net Revenues, as applicable, was farthest from that determined by agreement of such parties or by the Arbitrator. This provision for arbitration shall be specifically enforceable by the Surviving Corporation and the Payee Representatives, and the decision of the Arbitrator in accordance with the provisions hereof shall be final and binding and there shall be no right of appeal therefrom. Within fifteen (15) days after the final determination of Company EBITDA and/or Company Consolidated Net Revenues, as applicable, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay the Additional Payments to each of the Payees, in the manner, and subject to the restrictions, specified in Section 3.06(c).

          (c) The Surviving Corporation shall pay the Additional Payments, if any, and the Parent shall cause the Additional Payments, if any, to be made to the Payees by check or wire transfer; provided, that in the event that any cash payment by the Surviving Corporation of any portion of the aggregate Additional Payments (or the distribution to the Surviving Corporation by any of its Subsidiaries of funds to make any portion of such cash payment) is, at the time such payment would otherwise be due hereunder, prohibited by the terms of the Senior Credit Facility, the Mezzanine Credit Facility or any Refinancing Credit Facility (each as amended and in effect from time to time), the Surviving Corporation shall be entitled to pay the aggregate Additional Payments payable to each Payee by delivering to each Payee a check or wire transfer in an amount equal to that portion of the aggregate Additional Payments payable to such Payee which are not so prohibited, and the balance of the aggregate Additional Payments payable to such Payee shall be deferred in accordance with this Section 3.06(c). The proportion of the cash portion (if any) to the deferred portion of the aggregate Additional Payments payable to each Payee shall be identical for each Payee. Such deferred portion of the aggregate Additional Payments (the "Deferred Additional Payments") shall bear interest from the Additional Payment Date at an initial rate equal to the Treasury Rate as of the Additional Payment Date plus the Initial Spread, and such interest rate shall be reset as of the last day of each six-month interval after such date (each, a "Reset Date") at the Applicable Rate (as hereinafter defined) in effect at such Reset Date until paid in full. As used herein, the "Applicable Rate" shall mean, as of any Reset Date, the sum of (i) the Treasury Rate on such Reset Date plus (ii) the Adjusted Spread (as hereinafter defined) for such Reset Date; provided, that during such periods as the Senior Credit Facility, the Mezzanine Credit Facility and any Refinancing Credit Facility meet the Interest Rate Cap Criteria, the Applicable Rate shall not exceed 15-1/2% or be less than 12-1/2%. The "Treasury Rate" shall mean, with respect to any date, the yield to maturity on a 1-year U.S. Treasury
Note issued on such date, or if no 1-year U.S. Treasury Notes were issued on such date, on the date on which 1-year U.S. Treasury Notes were most recently issued. The "Adjusted Spread" shall mean, as of any Reset Date, the sum of (i) the Initial Spread plus (ii) the lesser of (A) 3% or (B) the product (calculated as a percentage) of 0.75 multiplied by the number of Reset Dates that have occurred on or prior to such Reset Date. The "Initial Spread" shall mean the difference between (i) 12-1/2% and (ii) the Treasury Rate as of the Closing Date. The

"Interest Rate Cap Criteria" shall mean that the financing agreements under the Senior Credit Facility, the Mezzanine Credit Facility and any Refinancing Credit Facility provide for all of the following terms: absent an event of default, (x) no excess cash flow of the Surviving Corporation and its Subsidiaries for the calendar year 2003 will be required to be applied as a mandatory prepayment of the indebtedness owed under such financing agreements unless the Deferred Additional Payments have been paid in full in cash, (y) the percentages of excess cash flow of the Surviving Corporation and its Subsidiaries required to be applied to mandatory prepayments under such financing agreements will be the same as those set forth in the Commitment Letters and (z) any excess cash flow of the Surviving Corporation and its Subsidiaries for any period after the calendar year 2003 required to be applied as a mandatory prepayment of the indebtedness under such financing agreements will be calculated after deduction of, or reduced by the amount of, the interest on the Deferred Additional Payments accrued during such period. The Deferred Additional Payments (plus accrued interest thereon) shall (i) be payable in such installments and at such times as are permitted under the terms of the Senior Credit Facility, the Mezzanine Credit Facility and any Refinancing Credit Facility (as amended and in effect from time to time) and (ii) be subordinated to the indebtedness of the Surviving Corporation and its Subsidiaries under the Senior Credit Facility, the Mezzanine Credit Facility and any Refinancing Credit Facility (each as amended and in effect from time to time) on terms satisfactory to the holders of indebtedness under such facilities. The Payee Representatives will execute such subordination agreements as are required from time to time by the holders of indebtedness under the Senior Credit Facility, the Mezzanine Credit Facility and any Refinancing Credit Facility to evidence the terms of such subordination. The right to receive any Deferred Additional Payments shall not be assignable except by operation of law without the prior written consent of the Surviving Corporation, which may be withheld in its absolute discretion. The Surviving Corporation shall not have any right of offset against any Additional Payment payable to a Payee if such Payee does not owe any amount to the Surviving Corporation.

          (d) The parties hereto acknowledge and agree that (i) the provisions of the Additional Payment definition are based on GAAP and (ii) Company EBITDA and Company Consolidated Net Revenues shall be calculated without regard to any changes to the accounting practice and procedures of the Company that are implemented by the Parent or the Surviving Corporation after the Closing Date. In the event that the Parent or the Surviving Corporation sells or disposes of any subsidiary or division between the Closing Date and December 31, 2003, the Surviving Corporation and the Purchaser Representatives shall agree on adjustments to Company EBITDA and Company Consolidated Net Revenues to reflect the changes to Company EBITDA and Company Consolidated Net Revenues that result from such sale or disposition. The Parent and the Purchaser further covenant and agree that during the Additional Payment Restriction Period, (A) no loans, distributions or other payments shall be made by the Parent or any of its Subsidiaries to any Investor (as defined in the Contribution Agreement) or their respective Affiliates (other than transaction fees and costs paid at the Closing and other than reimbursement of reasonable out-of-pocket expenses incurred by them from time to time after the Closing), (B) neither the Parent nor the Surviving Corporation will close any Disposition Event (other than pursuant to a foreclosure or the exercise of other remedies after default by the holders of indebtedness under the Senior Credit Facility, the Mezzanine Credit Facility and any Refinancing Facility and other than any Disposition Event in connection with the closing of which all of the Additional Payments, together with any interest accrued with respect thereto, are paid in full in cash), (C) the Parent shall not pay any dividends on any of its capital stock and (D) neither the Parent nor any of its Subsidiaries shall repurchase, redeem or otherwise acquire any equity interest of the Parent or any of its Subsidiaries; provided, however, that the Parent or any of its Subsidiaries may purchase any equity interests held by an employee in connection with termination of such employee's employment with the Parent or any of its Subsidiaries. From and after the date on which any interest begins to accrue on the Deferred Additional Payments, until the date on which all payments of the Deferred Additional Payments (including all interest due and payable thereon) have been made in cash, the Surviving Corporation shall deliver to the Payee Representatives and each of the Preferred Payees copies of the audited annual financial statements and unaudited quarterly financial statement of the Surviving Corporation promptly after such financial statements become available, subject to receipt by the Surviving Corporation of a confidentiality agreement in the form of Annex 3.06(d) hereto, signed by the Payee Representatives and each of the Preferred Payees.

                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to the Purchaser that, except as set forth in the Schedules hereto, as of the date hereof (or such other later date as is specified) and as of the Closing Date:

          SECTION 4.01 Organization and Qualification; Subsidiaries. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Set forth on Schedule 4.01 is a list of all of the Company's Subsidiaries specifying the jurisdiction of its incorporation. Each of the Subsidiaries listed on Schedule 4.01 is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. The Company and each of its Subsidiaries has the requisite corporate power to own, operate or lease its properties and to carry on its business as it is now being conducted, and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction in which the nature of its business or the properties owned, operated or leased by it makes such qualification, licensing or good standing necessary.

          SECTION 4.02 Charter and By-Laws. The Company has heretofore made available to the Purchaser a complete and correct copy of the charter and the by-laws or comparable organizational documents, each as amended to the date hereof, of the Company and each of its Subsidiaries.

          SECTION 4.03  Capitalization; Subsidiaries.

          (a) The authorized capital stock of the Company consists of (i) 1,100,000 Preferred Shares, (ii) 2,200,000 shares of Series B Preferred Stock, par value $1.00 per Share, (iii) 500,000 shares of Series C Preferred Stock, par value $1.00 per Share, and (iv) 11,000,000 Common Shares. As of the date hereof, 7,383,079.5 Common Shares are issued and outstanding and owned of record as set forth on Schedule 4.03(a)(i), and 1,616,952.5 Common Shares are in the Company's treasury, and 734,214 Preferred Shares are issued and outstanding and owned of record as set forth on Schedule 4.03(a)(i). Each Preferred Share is convertible into one Common Share. The Company has 1,000,000 Common Shares reserved for issuance pursuant to the Option Plan. Schedule 4.03(a)(ii) sets forth the name of each holder of an outstanding Option under the Option

Plan, and with respect to each Option held by any such holder, the grant date, exercise price and number of Common Shares for which such Option is exercisable. As of the date hereof, except as set forth on Schedule 4.03(a)(iii), the Company has no outstanding options that would allow other Persons to purchase shares of its capital stock other than those granted and outstanding under the Option Plan. All of the outstanding Common Shares and Preferred Shares are, and all Common Shares which may be issued pursuant to the exercise of outstanding Options will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable. There are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights) of the Company or any of its Subsidiaries issued and outstanding. Except as set forth on Schedule 4.03(a)(ii) and except as contemplated by this Agreement, or between the Company and one or more of its direct or indirect wholly owned Subsidiaries, there are no existing options, warrants, calls, subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of the Company or any of its Subsidiaries, obligating the Company or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock of, or other equity interest in or voting security of, the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests or voting securities and neither the Company nor any of its Subsidiaries is obligated to grant or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment.

          (b) Except as set forth on Schedule 4.03(b), the Company has no Subsidiaries, owns or holds of record and/or beneficially no shares or other securities of any class in the capital of any corporations, and owns no legal and/or beneficial interests in any partnerships, limited liability companies, business trusts or joint ventures or in any other unincorporated trade or business enterprises.

          (c) Each of the outstanding shares of capital stock of each of the Company's Subsidiaries is owned of record and beneficially as set forth on
Schedule 4.03(b) and is duly authorized, validly issued, fully paid and nonassessable, and such shares of the Company's Subsidiaries as are owned by the Company or by a Subsidiary of the Company are owned in each case free and clear of any Lien except Permitted Liens.

          SECTION 4.04 Authority Relative to this Agreement. The Company represents and warrants to the Purchaser, as of the date hereof, that: (i) it has all necessary corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby; (ii) its execution and delivery of this Agreement and each of the Transaction Documents to which it is a party and its consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all necessary corporate proceedings on the part of the Company (including, without limitation, unanimous approval by the Board of Directors of the Company and approval and adoption of this Agreement and the Merger by the Consenting Stockholders pursuant to the Written Consents); (iii) this Agreement and the other Transaction Documents to which it is a party have been (or upon execution and delivery thereof will be) duly and validly executed and delivered by the Company and, assuming the due and valid authorization, execution and delivery of this Agreement and the other Transaction Documents to which it is a party by each other Person party thereto (other than the Company), this Agreement and such other Transaction Documents constitute (or upon such execution and delivery will constitute) a valid and binding obligation of the

Company, enforceable against it in accordance with their terms, except that such enforceability (A) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (B) is subject to general principles of equity.

          SECTION 4.05  No Conflict; Required Filings and Consents.

          (a) None of the execution and delivery of this Agreement or the other Transaction Documents to which it is a party by the Company, the consummation by the Company of the Merger or any other transactions contemplated hereby and thereby, or compliance by the Company with any of the provisions hereof will (i) conflict with or violate the Certificate of Incorporation or Bylaws of the Company or the comparable organizational documents of any of its Subsidiaries,
(ii) conflict with or violate any statute, ordinance, rule, regulation, order, judgment or decree applicable to the Company or its Subsidiaries, or by which any of them or any of their respective properties or assets may be bound, or
(iii) except as set forth on Schedule 4.05(a), result in a violation or breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in any loss of any material benefit, or the creation of any Lien on any of the property or assets of the Company or any of its Subsidiaries (any of the foregoing referred to in clause (ii) or this clause (iii) being a "Violation") pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties may be bound or affected.

          (b) None of the execution and delivery of this Agreement or the other Transaction Documents to which it is a party by the Company, the consummation by the Company of the Merger or any other transaction contemplated hereby or thereby or compliance by the Company and its Subsidiaries with any of the provisions hereof will require the Company or any of its Subsidiaries to make or obtain any consent, waiver, approval, authorization or permit of, or registration or filing with or notification to (any of the foregoing being a "Consent") any government or subdivision thereof, domestic, foreign or supranational or any administrative, governmental or regulatory authority, agency, commission, tribunal or body, domestic, foreign or supranational (a "Governmental Entity") or any third party, except for (i) compliance with any applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), (ii) the filing of a certificate of merger pursuant to the GCL, (iii) compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and any requirements of any foreign or supranational Antitrust Laws, and (iv) other Consents identified in Schedule 4.05(b).

          SECTION 4.06  Financial Statements.

          Except as set forth on Schedule 4.06:

          (a) The Purchaser has heretofore been furnished with complete and correct copies of (i) the audited consolidated balance sheet of the Company and its Subsidiaries as at December 31, 2001, (the "Audited Balance Sheet") and the related audited consolidated statements of income and cash flows of the Company and its Subsidiaries for the twelve-month period then ended; (ii) the audited consolidated balance sheet of the Company and its

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

Subsidiaries as at December 31, 2000, and the audited consolidated statements of income and cash flows of the Company and its Subsidiaries for the twelve-month period ended December 31, 2000 (such financial statements together with the financial statements referenced in clause (i) of this Section 4.06(a), collectively are referred to as the "Audited Financial Statements"); (iii) the unaudited consolidated and consolidating balance sheet of the Company and its Subsidiaries as at July 31, 2002 (the "Interim Balance Sheet") and the related unaudited consolidated and consolidating statements of income and cash flows of the Company and its Subsidiaries for the seven-month period then ended (the "Interim Financial Statements"), each of such balance sheets and related statements being attached hereto as Schedule 4.06(a);

          (b) Each of the financial statements delivered under Section 4.06(a) hereof was prepared in accordance with U.S. generally accepted accounting principles applied on a basis consistent with prior periods except as otherwise stated therein. Each of the balance sheets of the Company included in such financial statements truly and accurately presents the financial condition of the Company and its Subsidiaries as at the close of business on the date thereof in accordance with U.S. generally accepted accounting principles, subject, in the case of the Interim Financial Statements, to normal year-end adjustments and the absence of footnotes. Each of the statements of income and cash flows of the Company and its Subsidiaries included in such financial statements truly and accurately presents the results of operations of the Company and its Subsidiaries for the fiscal periods then ended in accordance with U.S. generally accepted accounting principles, subject, in the case of the Interim Financial Statements, to normal year-end adjustments and the absence of footnotes.

          SECTION 4.07 Material Adverse Change. Except as set forth in Schedule 4.07, there has been no change in the financial condition or operations of the Company or its Subsidiaries since December 31, 2001 which has had or is reasonably likely to have a Material Adverse Effect on the Company.

          SECTION 4.08  Absence of Certain Developments. Except as set forth on
Schedule 4.08 and except as expressly contemplated by or disclosed in this Agreement (including, without limitation, any of the schedules and annexes hereto), since December 31, 2001, neither the Company nor any of its Subsidiaries has engaged in any material transaction outside the ordinary course of business consistent with past practice or:

          (a) Incurred any Indebtedness, except borrowings from banks (or other financial institutions) necessary to meet ordinary course working capital requirements and to finance capital expenditures in the ordinary course of business consistent with past practice;

          (b) Mortgaged, pledged or subjected to any Lien, other than a Permitted Lien, any asset or related group of assets having a net book value in excess of $100,000 individually or $500,000 in the aggregate;

          (c) Sold, leased, assigned or transferred any tangible asset or related group of assets having a net book value in excess of $100,000 individually or $500,000 in the aggregate except for the sale of inventory and obsolete or used machinery and equipment in the ordinary course of business consistent with past practice;

          (d) Sold, leased, assigned or transferred any interest in real estate having a net book value in excess of $100,000 individually or $500,000 in the aggregate;

          (e) Sold, licensed, assigned or transferred any patents, trademarks, trade names, copyrights, trade secrets, technology, know-how, processes or other intangible assets having a fair market value in excess of $100,000 individually or $500,000 in the aggregate;

          (f) Waived or relinquished any right or claim or related group of rights or claims except any such item which the Company believes has a fair value of less than $100,000 individually or $500,000 in the aggregate;

          (g) Except for the issuance of Common Shares upon the exercise of outstanding Options and the grant of Options pursuant to the Option Plan, (i) issued or sold any of its Common Shares, Preferred Shares or other equity securities or any warrants, options or other rights to acquire its Common Shares, Preferred Shares or other equity securities of the Company, or (ii) purchased or redeemed or agreed to purchase or redeem any Common Shares, Preferred Shares or other equity securities;

          (h) Made or entered into any binding commitment for any capital expenditures or related group of capital expenditures in excess of $50,000 individually;

          (i) Modified or amended in any material manner or terminated or entered into any Material Contract, except in the ordinary course of business consistent with past practice;

          (j) Granted any increase in the base compensation of, or made any other material change in the employment terms for, any of its directors, officers, and employees other than normal periodic increases or changes reflecting or based upon changed responsibilities or duties made in the ordinary course of business consistent with past practice or changes made pursuant to any collective bargaining agreements or existing contracts;

          (k) Adopted, modified, or terminated any bonus, profit-sharing, incentive, severance or other plan or contract for the benefit of any of its directors, officers, and employees, other than for changes which are required by law or a collective bargaining agreement; or

          (l) Declared or paid any dividend or other distribution with respect to the Shares.

          SECTION 4.09 Title to Assets; Real Property; Leases. Except as disclosed on Schedule 4.09 attached hereto, the Company and its Subsidiaries have (a) good and legal title to (in the case of fee interests in real property), (b) valid leasehold interests in (in the case of leasehold interests in real or personal property) or (c) good title to (in the case of all other personal property) all of the assets reflected in the Interim Balance Sheet, subject to no Liens other than Permitted Liens. All such properties and assets are adequate and sufficient to carry on the business of the Company and its Subsidiaries as presently conducted. Schedule 4.09 sets forth a complete and correct list of all capital assets of the Company or any of its Subsidiaries having a book value in excess of $100,000 and all real property owned or leased by the Company or any of its Subsidiaries (the "Real Property"). As of October 1, 2002, the total amount of capital expenditure commitments of the Company and its Subsidiaries for the period from October 1, 2002 through December 31, 2002 is $996,619.49. There are no material defects in any such capital assets or Real Property, as to title or condition, not described on Schedule 4.09. Neither the Company nor any of its Subsidiaries has received any written notice that either the whole or any portion of the Real Property is to be condemned, requisitioned or otherwise taken by any public authority. To the Company's Knowledge, there are no public improvements that may result in special assessments against or otherwise affect any of the Real Property. The Company and each of its Subsidiaries enjoys peaceful and undisturbed possession, and is in material compliance with the terms, (i) of all leases of real property on which facilities operated by it are situated requiring annual rental payments in excess of $100,000, each of which is listed on Schedule 4.09 hereto, and (ii) of all leases of personal property requiring annual lease payments from or to the Company or any of its Subsidiaries in excess of $100,000, each of which is listed on Schedule 4.11(a) hereto, and all leases described in clauses (i) and (ii) above are valid and in full force and effect. Complete and correct copies of all such leases have been delivered to the Purchaser.

          SECTION 4.10 Tax Matters. Except as set forth on Schedule 4.10, the Company and its Subsidiaries have filed with the appropriate Governmental Entities all income Tax Returns and other Tax Returns required to be filed by them on or before the date hereof. All Tax Returns for the Company and its Subsidiaries in respect of all years not barred by the statute of limitations have heretofore been made available by the Company to the Purchaser and such returns are true, correct, and complete in all material respects. Except as set forth on Schedule 4.10 or Schedule 4.14:

          (a) All Taxes upon the Company or any of its Subsidiaries or any of their properties, assets, revenues and franchises which are owed prior to the Closing Date by the Company or any of its Subsidiaries with respect to any period ending on or before the Closing Date have been paid, other than those currently payable without penalty or interest which will be accurately reflected on the Final Closing Statement;

          (b) The provisions for Taxes on the Interim Balance Sheet are sufficient in accordance with GAAP for all accrued and unpaid Taxes as of the date thereof;

          (c) The Company and each of its Subsidiaries has withheld and paid, or properly accrued in accordance with GAAP, all Taxes required to be withheld or paid in connection with amounts paid or owing to any employee, creditor, independent contractor or third party;

          (d) No Tax Return of the Company or any of its Subsidiaries is currently under audit by the U.S. Internal Revenue Service or any other governmental agency or other taxing authority;

          (e) Neither the U.S. Internal Revenue Service nor any other governmental agency or taxing authority is now asserting in writing or, to the Company's Knowledge, threatening to assert against the Company or any of its Subsidiaries, any deficiency or claim for additional Taxes or any adjustment that would have an adverse effect on the Company or any of its Subsidiaries, except for any such claim or deficiency for which adequate reserves have been established in accordance with GAAP, which reserves will be reflected on the Final Closing Statement;

          (f) Neither the Company nor any of its Subsidiaries has waived, or agreed to the extension of, the statute of limitations with respect to any Taxes or Tax Return, which is currently in effect;

          (g) Neither the Company nor any of its Subsidiaries has any liability for Taxes for any Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign income Tax law) or as a transferee or successor by contract or otherwise;

          (h) The reserves for accrued and unpaid state sales and use Taxes relating to sales by the Company and its Subsidiaries on a drop shipment basis to be set forth in the Final Closing Statement are sufficient in accordance with GAAP for the payment of all liabilities of the Company and its Subsidiaries for such Taxes through the Closing Date;

          (i) Neither the Company nor any Subsidiary has made any payments, nor is the Company or any Subsidiary obligated to make any payments, nor is the Company or any Subsidiary a party to any agreement, plan or arrangement that could obligate any of them to make any payments, that will not be deductible pursuant to Section 280G or Section 162(m) of the Code; and

          (j) the Company and its Subsidiaries have maintained their respective records with respect to Taxes in a commercially reasonable manner.

          SECTION 4.11  Contracts and Commitments.

          (a) Except as set forth on Schedule 4.08, Schedule 4.09, Schedule 4.11(a) or Schedule 4.16(a), neither the Company nor any of its Subsidiaries is a party to, nor are any assets or properties of the Company or any of its Subsidiaries bound or subject to, any: (i) bonus, pension, profit sharing, retirement or other form of deferred compensation plan which may provide compensation or benefits of at least $100,000 or which when aggregated with all such other plans not included on such schedules may provide compensation or benefits of at least $500,000; (ii) stock purchase, stock option, stock appreciation or similar plan; (iii) contract for the employment or engagement as a consultant of any officer, individual employee or other person on a full-time, part-time or consulting basis involving an annual compensation commitment by the Company or any of its Subsidiaries in excess of $100,000; (iv) contract, agreement or indenture relating to Indebtedness in excess of $1,000,000 or to mortgaging, pledging or otherwise placing a Lien (other than a Permitted Lien) on any portion of the Company's assets; (v) guaranty of any obligation for borrowed money in excess of $1,000,000; (vi) lease, contract or agreement under which it is lessee of, or holds or operates, any personal property owned by any other party, for which the annual rental exceeds $100,000, (vii) contract or group of related contracts with the same party for the purchase of inventories, supplies or services, under which the undelivered balance of such inventories, supplies or services has a selling price in excess of $100,000, other than contracts which are terminable by the Company or one of its Subsidiaries upon 30 days' notice or less without the payment of any termination fee or penalty;
(viii) contract or group of related contracts with the same party for the sale of products or services under which the undelivered balance of such products or services has a sales price in excess of $100,000, other than contracts which are terminable by the Company or one of its Subsidiaries upon 30 days' notice or less without the payment of any termination fee or penalty; (ix) contract which prohibits or limits the Company or a Subsidiary in any material respect from freely engaging in business in the United States or anywhere else in the world;
(x) joint venture, partnership or strategic alliance contract or agreement relating to the assets, properties or business of the Company or any of its Subsidiaries or by or to which any of them or any of their assets or properties are bound or subject; (xi) distribution, sales representative and sales agency contract or agreement, other than those which are terminable by the Company or one of its Subsidiaries upon 30 days' notice or less without the payment of any termination fee or penalty; (xii) contract for the sale of any assets or properties of the Company or any of its Subsidiaries other than in the ordinary course of business or for the grant to any Person of any preferential rights to purchase any of such assets or properties; (xiii) any contract or agreement pursuant to which the Company or one of its Subsidiaries is indemnified by a third party; (xiv) any other contract or commitment (A) involving the payment by or to the Company or any of its Subsidiaries of $500,000 or more (whether in cash or other assets) in any 12 month period or $2,000,000 or more (whether in cash or other assets) in the aggregate over the remaining life of the contract or (B) the termination of which or loss of the benefits thereunder would have a Material Adverse Effect on the Company. As used in this Section 4.11, "contract" means and includes every contract, agreement, arrangement, commitment or understanding of any kind, written or oral, which is legally enforceable by or against the Company or any of its Subsidiaries. "Material Contract" means any contract of a type referred to in any of clauses (i) through (xiv) of this
Section 4.11(a).

          (b) The Purchaser or the Parent either has been supplied with, or has been given access to, a true and correct copy of (i) all written contracts which are referred to on Schedule 4.11(a) and Schedule 4.09, together with all written amendments, waivers or other changes thereto and (ii) all arbitration decisions and grievance settlements related to collective bargaining agreements and contracts with any labor union. Schedule 4.11(a) and Schedule 4.09 set forth a true, complete and correct description of the material terms of all oral contracts (other than oral contracts for the delivery of products or services in an amount of less than $25,000) listed thereon.

          (c) Each contract listed on Schedule 4.11(a) or Schedule 4.09 is (i) a legal, valid and binding obligation of, and enforceable against, and following consummation of the transactions contemplated hereby will continue to be a legal, valid and binding obligation of, and enforceable against, the Company or its Subsidiary, and (ii) to the Company's Knowledge, a legal, valid and binding obligation of, and enforceable against, and following consummation of the transactions contemplated hereby will continue to be a legal, valid and binding obligation of, and enforceable against, the other party. Except for such defaults as are described on Schedule 4.07, neither the Company nor its Subsidiaries, nor to the Company's Knowledge any other party, are in default, breach or violation (or would be in default, breach or violation with notice or lapse of time, or both) under any contract listed on Schedule 4.11(a) or
Schedule 4.09. The Company and each of its Subsidiaries have in all material respects performed all obligations required to be performed by any of them to date under each such contract.

          SECTION 4.12  Intellectual Property

          (a) Schedule 4.12(a)(i) sets forth a complete and accurate list of all patents, trademarks, trade names, brand names and copyrights owned by or registered in the name of the Company or any of its Subsidiaries, all applications therefor, and all licenses (as licensee or licensor) and other agreements relating thereto. Schedule 4.12(a)(ii) sets forth a complete and accurate list of all agreements relating to other patents, trademarks, trade names, brand names, copyrights, trade secrets, technology, know-how and processes which the Company or any of its Subsidiaries is licensed or authorized by others to use or which the Company or any of its Subsidiaries has licensed or authorized for use by others. Except as otherwise described in Schedule 4.12(b), the Company or one of its Subsidiaries is the sole and exclusive owner of the patents, trademarks, trade names, brand names and copyrights listed on Schedule 4.12(a)(i), free and clear of any Liens other than Permitted Liens, and has the right to use, free and clear of any material obligations to pay royalties or any other similar obligations or restrictions (other than to the Company or another of its Subsidiaries), and free and clear of all Liens other than Permitted Liens, all (if any) patents, trade secrets, trademarks, trade names, brand names, copyrights, trade secrets, technology, know-how and processes listed on
Schedule 4.12(a)(ii), and all other trade secrets, technology, know-how and processes used in or necessary for the ordinary course of business of the Company and its Subsidiaries as now conducted or as currently proposed to be conducted, and the consummation of the transactions contemplated hereby will not impair any such right. Neither the Company nor any of its Subsidiaries is in default in any material respect under or in relation to any of the licenses or agreements referred to in this Section 4.12(a).

          (b) Except as set forth on Schedule 4.12(b), neither the Company nor any of its Subsidiaries, has received any written claim by or demand of any Person pertaining to, and there is no pending or, to the Company's Knowledge, threatened action, suit, proceeding or investigation relating to any rights of the Company or any of its Subsidiaries in respect of any patents, trade secrets, trademarks, trade names, brand names, copyrights, technology, know-how or processes used in the business or operations of the Company or any of its Subsidiaries, or challenging or questioning the validity or effectiveness of any license or agreement referred to in Section 4.12(a).

          (c) Except as set forth on Schedule 4.12(b), no patent, trade secret, trademark, trade name, brand name, copyright, technology, know-how or processes owned or used by the Company or any of its Subsidiaries (i) is, to the Company's Knowledge, being infringed by any Person, or (ii) to the Company's Knowledge, infringes any patent, trade secret, trademark, trade name, brand name, copyright, technology, know-how, process or other intellectual property right of any Person.

          (d) Schedule 4.12(d) sets forth a list of all employees, consultants and agents of the Company or any of its Subsidiaries to whom the Company or any of its Subsidiaries has provided information regarding, or access to, the viscoelastic foam formula of the Company and/or its Subsidiaries. Except as noted in Schedule 4.12(d), each such person is subject to a valid and binding confidentiality agreement with the Company or one of its Subsidiaries which requires that such person keep such information confidential.

          SECTION 4.13 Permits, Licenses, Etc. The Company and its Subsidiaries have and maintain, and the permits listed on Schedule 4.13 include, all franchises, licenses, permits and other authorizations from all governmental or regulatory authorities (collectively, the "Permits") as are necessary or desirable for the conduct of the business of the Company and its Subsidiaries as presently conducted or proposed to be conducted. All of the Permits are in full force and effect, and the Company and each of its Subsidiaries is in material compliance with the terms of such Permits. Except as expressly designated on
Schedule 4.13, none of the Permits will be terminated, and none of the Company's or any of its Subsidiaries' rights with respect to such Permits will be materially adversely affected, by reason of the transactions hereunder or contemplated hereby, and true and complete copies of such Permits have previously been delivered or made available to the Purchaser.

          SECTION 4.14 Litigation. Except as set forth on Schedule 4.14, as of the date of this Agreement, there are no actions, suits or proceedings pending or, to the Company's Knowledge, threatened against the Company or any of its Subsidiaries (or, in each case, in which the Company or its Subsidiaries is a party or to which any of their assets or properties are subject), at law or in equity, or before or by any foreign, federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign. Except as set forth on Schedule 4.14, neither the Company nor any of its Subsidiaries is subject to any outstanding judgment, injunction, order or decree of any court or Governmental Entity to which the Company or its Subsidiaries is a party.

          SECTION 4.15 Notice of Offering. None of the information supplied or to be supplied by the Company in writing for inclusion or incorporation by reference in the Notice of Offering will, at the time such information is provided to the Parent, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          SECTION 4.16  Employee Benefit Plans.

          (a) Except for the arrangements set forth on Schedule 4.16(a), neither the Company nor any of its Subsidiaries now maintains or contributes to, nor does it have any outstanding liability to or in respect of or obligation under, any pension, profit-sharing, deferred compensation, bonus, stock option, share appreciation right, severance, group or individual health, dental, medical, life insurance, survivor benefit, or similar plan, policy or arrangement for the benefit of any director, officer, consultant or employee, whether active or terminated, of the Company or any of its Subsidiaries. Each of the arrangements set forth on Schedule 4.16(a) is hereafter referred to as an "Employee Benefit Plan", except that any such arrangement which is a multi-employer plan shall be treated as an Employee Benefit Plan only for purposes of Sections 4.16(d)(ii), (vi) and (viii) and 4.16(g) below.

          (b) The Company has heretofore delivered to the Purchaser true, correct and complete copies of each Employee Benefit Plan, and with respect to each Employee Benefit Plan true, correct and complete copies of (a) any associated trust, custodial, insurance or service agreements, (b) any annual report, actuarial report, or disclosure materials (including specifically any summary plan descriptions) submitted to any governmental agency or distributed to participants or beneficiaries thereunder in the current or any of the three
(3) preceding calendar years and (c) the most recently received Internal Revenue Service determination letters and any governmental advisory opinions, rulings, compliance statements, closing agreements, or similar materials specific to such Employee Benefit Plan.

          (c) Each Employee Benefit Plan is and has heretofore been maintained and operated in all material respects in compliance with the terms of such Employee Benefit Plan and with the requirements prescribed (whether as a matter of substantive law or as necessary to secure favorable tax treatment) by any and all statutes, governmental or court orders, or governmental rules or regulations in effect from time to time, including but not limited to, with respect to any Employee Benefit Plan of the Company or any of its Subsidiaries applicable to any employees based in the U.S. (a "U.S. Plan"), the Employee Retirement Income Security Act of 1974, as amended,

("ERISA") and the Code and applicable to such Employee Benefit Plan. Each U.S. Plan which is intended to qualify under Section 401(a) of the Code is expressly identified as such on Schedule 4.16(a) and, to the Knowledge of the Company, nothing has occurred which would likely adversely affect the qualified status of such U.S. Plans or could reasonably require action under the compliance resolution programs of the Internal Revenue Service to preserve such qualification. No U.S. Plan is, or is associated with, a trust or other entity intended to qualify as a "voluntary employee benefit association" within the meaning of Section 501(c)(9) of the Code.

          (d)  Except as set forth on Schedule 4.16(d):

               (i) there is no pending or threatened legal action, proceeding or investigation, other than routine claims for benefits, concerning any Employee Benefit Plan or to the Knowledge of the Company any fiduciary or service provider thereof with respect to such Employee Benefit Plans and, to the Knowledge of the Company, there is no reasonable basis for any such legal action or proceeding;

               (ii) no liability (contingent or otherwise) to the Pension Benefit Guaranty Corporation or any multi-employer plan has been incurred by the Company, any of its Subsidiaries or any affiliate thereof (other than insurance premiums satisfied in due course);

               (iii) no Employee Benefit Plan, or any retirement plan of an affiliate of the Company, is subject to Title IV of ERISA;

               (iv) no U.S. Plan nor, to the Knowledge of Company, any party in interest with respect thereof, has engaged in a non-exempt prohibited transaction which could subject the Company or any of its Subsidiaries directly or indirectly to liability under Section 409 or 502(i) of ERISA or Section 4975 of the Code;

               (v) no written communication, report or disclosure has been made by or on behalf of the Company or any Subsidiary which, at the time made, did not accurately reflect, in all material respects, the terms and operations of any Employee Benefit Plan;

               (vi) no Employee Benefit Plan provides welfare benefits subsequent to termination of employment to employees or their beneficiaries except to the extent required by applicable national or state laws (including, with respect to any U.S. Plans, Title I, Part 6 of ERISA);

               (vii) neither the Company nor any Subsidiary has announced its intention, or undertaken (whether or not legally bound) to materially modify or terminate any Employee Benefit Plan or adopt any arrangement or program which, once established, would come within the definition of an Employee Benefit Plan; and

               (viii) the Company has not undertaken to maintain any Employee Benefit Plan for any period of time and by its terms each Employee Benefit Plan is terminable at the sole discretion of the sponsor thereof, subject only to such constraints as may imposed by applicable law.

          (e) With respect to each Employee Benefit Plan for which a separate fund of assets is or is required to be maintained, full and timely payment has been made of all amounts required of the Company or any of its Subsidiaries, under the terms of each such Employee Benefit Plan or applicable law, as applied through the Closing Date. No Employee Benefit Plan is subject to the provisions of Section 302 of ERISA and Section 412 of the Code. The current value of the assets of each Employee Benefit Plan subject to Section 401(a) of the Code, as of the end of the most recently ended plan year of that Employee Benefit Plan, equals the current value of all benefits liabilities under that Employee Benefit Plan.

          (f) Except as set forth on Schedule 4.16(f), the execution of this Agreement and the consummation of the transactions contemplated herein will not, by itself or in combination in any other event (regardless of whether that other event has occurred or will occur), result in any payment (whether of severance pay or otherwise) becoming due from or under any Employee Benefit Plan to any current or former director, officer, consultant or employee of the Company or any of its Subsidiaries or result in the acceleration of vesting, acceleration of payment or increase in the amount of any benefit payable to or in respect of any such current or former director, officer, consultant or employee.

          (g)  No Employee Benefit Plan is a multi-employer plan.

          (h) For purposes of this Section 4.16, "multi-employer plan", "party in interest"' "current value", "reportable event" and "benefit liability" have the same meaning assigned such terms under Sections 3, 4043(c) or 4001(a) of ERISA, and "affiliate" means any entity which under Section 414 of the Code is treated as a single employer.

          SECTION 4.17 Insurance. Schedule 4.17 lists all insurance policies maintained by the Company and its Subsidiaries and their respective coverage and expiration dates. All of such insurance policies (a) are in full force and effect, (b) are sufficient for compliance by the Company and its Subsidiaries with all requirements of law and all agreements to which the Company or any of its Subsidiaries is a party and (c) will not terminate or lapse by reason of the transactions contemplated by this Agreement. Neither the Company nor any of its Subsidiaries is in default with respect to its obligations under any of such insurance policies. No written notice of cancellation or termination or rejection of any claim or denial of coverage has been received by the Company or its Subsidiaries with respect to any such policy in the last three years (or such shorter period as such entity has been in existence or has been a Subsidiary of the Company). The Company and each of its Subsidiaries has been covered during the past five years (or such shorter period as such entity has been in existence or has been a Subsidiary of the Company) by insurance in scope and amount customary and reasonable for the businesses in which they have engaged during such period.

          SECTION 4.18 Compliance with Laws. Except as set forth on Schedule 4.18, Schedule 4.10, Schedule 4.08, Schedule 4.14 or Schedule 4.19, the Company and each of its Subsidiaries is in material compliance with every statute, rule, restriction, law, regulation, order, judgment or decree of any Governmental Entity applicable to it or by which it is bound. Except as set forth on Schedule 4.18, Schedule 4.10, Schedule 4.08, Schedule 4.14, or Schedule 4.19, neither the Company nor any Subsidiary has received from any governmental or regulatory authority any written notice alleging any material violation of law or claiming any material liability of the Company or any of its Subsidiaries as a result of any such alleged material violation.

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

          SECTION 4.19 Environmental Compliance.

          (a) The representations and warranties in this Section 4.19 are the exclusive representations and warranties of the Company relating to compliance with Environmental Laws or contamination from Hazardous Substances. Except as set forth on Schedule 4.19:

               (i) the Company and each of its Subsidiaries has been issued and is in material compliance with all permits, certificates, approvals, licenses and other authorizations issued by a Government Entity relating to environmental matters and required under applicable Environmental Laws for the conduct of its business, including the Resource Conservation and Recovery Act ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), the Federal Water Pollution Control Act, the Solid Waste Disposal Act, as amended, the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, the Danish Contaminated Soil Act, or any supranational, national, state or local statute, regulation, ordinance, order or decree relating to health, safety or the environment (hereinafter "Environmental Laws").

               (ii) neither the Company nor any of its Subsidiaries is in violation or, to the Company's Knowledge, alleged violation of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation those arising under any applicable Environmental Laws;

               (iii) neither the Company nor any of its Subsidiaries has received notice from any Governmental Entity, (A) that the Company or any of its Subsidiaries has been identified by such Governmental Entity as having potential liability under any Environmental Law, including, without limitation, any such notice from the United States Environmental Protection Agency that the Company or any of its Subsidiaries has been identified as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B (1986); (B) that any hazardous waste regulated by any Environmental Laws (including, without limitation, as defined by 42 U.S.C. Section6903(5)), any hazardous substance regulated by any Environmental Laws (including, without limitation, as defined by 42 U.S.C. Section9601(14)), any pollutant or contaminant regulated by any Environmental Laws (including, without limitation, as defined by 42 U.S.C. Section9601(33)) or any toxic substance, oil or hazardous material or other chemical or substance (including, without limitation, asbestos in any form, urea formaldehyde or polychlorinated biphenyls) regulated by any Environmental Laws ("Hazardous Substances") which the Company or any of its Subsidiaries has generated, transported or disposed of has been found at any site at which a Governmental Entity has conducted or has ordered that the Company or any of its Subsidiaries conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (C) that the Company or any of its Subsidiaries is or shall be a named party to any claim, action, cause of action, complaint, (contingent or otherwise) legal or administrative proceeding arising out of any third party's incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances;

               (iv) all real properties presently owned, leased or operated by the Company or any of its Subsidiaries are free from contamination of every kind, including without limitation, groundwater, surface water, soil, sediment and air contamination, and such properties and the buildings and equipment thereon do not contain any Hazardous Substances, except in each case to the extent that the presence of Hazardous Substances on such properties does not materially violate any applicable Environmental Laws;

               (v) there have been no material releases (i.e., any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping) or threatened releases of Hazardous Substances, except in accordance with applicable Environmental Laws, on, upon, into or from any real property presently owned, leased or operated by the Company or any of its Subsidiaries, or to the Company's actual knowledge, formerly owned, leased or operated by the Company or any of its Subsidiaries, for which the Company or any of its Subsidiaries may be liable; and

               (vi) no real property presently owned, leased or operated by the Company or any of its Subsidiaries and, to the Company's actual knowledge no real property formerly owned, leased or operated by the Company or any of its Subsidiaries, is subject to any clean-up obligations or real property transfer requirements under applicable Environmental Laws by virtue of the transactions set forth herein and contemplated hereby.

          (b) Attached as part of Schedule 4.19 is a list of all documents, reports, site assessments, data, communications or other materials, in the possession of the Company or any of its Subsidiaries or to which any of them has access, which contain any material information with respect to potential environmental liabilities associated with any real property presently or formerly owned, leased or operated by the Company or any of its Subsidiaries and relating to violations of Environmental Laws or potential liability associated with the environmental condition of such properties. The Company has furnished to the Purchaser complete and accurate copies of all of the documents, reports, site assessments, data, communications and other materials listed on Schedule
4.19 hereto.

          SECTION 4.20 Affiliated Transactions. Except for the Company's employee benefit plans or as set forth on Schedule 4.20, Schedule 4.08 or
Schedule 4.11(a), no officer, director, or Management Stockholder of the Company or, to the Company's Knowledge, any individual in such officer's or director's immediate family or any Affiliate of any such person is a party to any agreement, contract, commitment or transaction with the Company or any of its Subsidiaries or has any interest in any real or personal property used by the Company or any of its Subsidiaries other than arrangements with employees that are available to similarly situated employees.

          SECTION 4.21 Brokers. Except as set forth on Schedule 4.21, none of the Company, any of its Subsidiaries, or any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement.

          SECTION 4.22 Labor Relations. The Company and its Subsidiaries are in material compliance with all applicable European Union, national, federal and state laws respecting employment and employment practices, terms and conditions of employment, wages and hours, and nondiscrimination in employment, and are not engaged in any unfair labor practice. There is no charge pending or, to the Company's Knowledge, threatened, against or with respect to the Company or any of its Subsidiaries before any court or agency alleging unlawful discrimination in employment practices, and there is no charge of or proceeding with regard to any unfair labor practice against any of them pending before the National Labor Relations Board or any equivalent foreign regulatory agency. There is no labor strike, dispute, slow-down, or work stoppage pending, or to the Company's Knowledge, threatened against or involving the Company or any of its Subsidiaries. No employees of the Company or any of its Subsidiaries are party to a collective bargaining agreement, and no such collective bargaining agreement is currently being negotiated. No one has petitioned and no one is now petitioning for union representation of any employees of the Company or any Subsidiary, excluding any workers council provisions under any applicable laws. Neither the Company nor any of its Subsidiaries has experienced any work stoppage or other material labor difficulty within the five years preceding the Closing.

          SECTION 4.23 Suppliers and Customers. Schedule 4.23 hereto sets forth
(a) the ten (10) largest suppliers of the Company and its Subsidiaries, taken as a whole, based on the dollar amount of purchases for the twelve months ending December 31, 2001, and (b) the ten (10) largest customers of the Company's and its Subsidiaries' products, taken as a whole, based on the dollar amount of sales for the twelve months ending December 31, 2001. The relationships of the Company or any of its Subsidiaries with such suppliers and customers are good commercial working relationships and, except as set forth on Schedule 4.23, no such supplier or customer has, during the last twelve (12) months, cancelled or otherwise terminated, or threatened to cancel or otherwise to terminate, its relationship with the Company or such Subsidiary or decreased materially, or threatened to decrease or limit materially, its services, supplies or materials for use by the Company or such Subsidiary or its usage or purchase of the services or products of the Company or such Subsidiary, except for normal cyclical changes related to customers' businesses. To the Company's Knowledge, no such supplier, or customer intends to cancel or otherwise substantially modify its relationship with the Company or any of its Subsidiaries or to decrease materially or limit its services, supplies or materials to the Company or any of its Subsidiaries, or its usage or purchase of the services or products of the Company or any of its Subsidiaries.

          SECTION 4.24 Solvency. Prior to consummation of the transactions contemplated hereby, the Company is solvent, has tangible and intangible assets having a fair value in excess of the amount required to pay its probable liabilities and its existing debts as they become absolute and matured, and has access to adequate capital for the conduct of its business and the ability to pay its debts from time to time incurred in connection therewith as such debts mature.

          SECTION 4.25 Accounts Receivable. All accounts and notes receivable reflected on the Interim Balance Sheet, and all accounts and notes receivable arising subsequent to the date of the Interim Balance Sheet, have arisen in the ordinary course of business, represent valid obligations owing to the Company and its Subsidiaries and have been collected or are collectible in the aggregate recorded amounts thereof in accordance with their terms, net of the reserve for uncollected accounts to be set forth on the Final Closing Statement.

          SECTION 4.26 Inventory. The inventory and supplies of the Company and its Subsidiaries are adequate for present needs, and are in usable and saleable condition in the ordinary course of business, subject only to appropriate reserves for obsolescence to be reflected on the Final Closing Statement.

          SECTION 4.27 No Undisclosed Liabilities. Except to the extent (a) reflected or reserved against in the Interim Balance Sheet, (b) incurred in the ordinary course of business after the date of the Interim Balance Sheet and either discharged at or prior to Closing or reflected on the Final Closing Statement, or (c) described on any Schedule hereto, the Company and its Subsidiaries have no liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise (including without limitation as a guarantor or otherwise with respect to obligations of others), other than performance obligations with respect to contracts that would not be required to be reflected or reserved against on a balance sheet prepared in accordance with generally accepted accounting principles or in the footnotes thereto.

          SECTION 4.28 Indebtedness; Company Transaction Expenses. Except for Indebtedness described on Schedule 4.28 hereto, the Company and its Subsidiaries have no Indebtedness outstanding at the date hereof. As of the Closing Date, the Company and its Subsidiaries will have no outstanding Indebtedness or unpaid Company Transaction Expenses other than as described on the Certificate of Net Debt.

          SECTION 4.29 Bank Accounts, Signing Authority, Powers of Attorney. Except as set forth on Schedule 4.29 hereto, neither the Company nor any of its Subsidiaries has an account or safe deposit box in any bank and no Person has any power, whether singly or jointly, to sign any checks on behalf of the Company or any of its Subsidiaries, to withdraw any money or other property from any bank, brokerage or other account of the Company or any of its Subsidiaries or to act under any power of attorney granted by the Company or any of its Subsidiaries at any time for any purpose. Schedule 4.29 also sets forth the names of all persons authorized to borrow money or sign notes on behalf of the Company or any of its Subsidiaries.

                                  ARTICLE IV(A)
                         REPRESENTATIONS AND WARRANTIES
                           OF MANAGEMENT SHAREHOLDERS

          Each of the Management Shareholders, severally and not jointly, represents and warrants to the Purchaser as of the date hereof (or such later date as is specified) and as of the Closing Date that: (i) except as set forth on Schedule 4A, such Management Shareholder has (A) sole record and beneficial ownership of the number and class or series of Shares set forth for such Shareholder on Schedule 4.03(a)(i), in each case free and clear of any Lien, other than Management Shareholder Permitted Liens, and (B) the unqualified right to sell, assign, transfer and deliver such Shares in connection with the consummation of the Merger; (ii) such Management Shareholder has all necessary corporate or applicable entity power and authority, if applicable, to execute and deliver this Agreement and the other Transaction Documents to which such Person is a party and to consummate the transactions contemplated hereby and thereby; (iii) the execution and delivery of this Agreement, and each of the Transaction Documents to which such Person is a party, by such Management Shareholder and the consummation by such Management Shareholder of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all necessary corporate or applicable entity proceedings, if applicable, on the part of such Management Shareholder, other than approval and adoption of this Agreement and the Merger by the stockholders of the Company; and (iv) this Agreement and the other Transaction Documents to which such Person is a party has been (or upon execution and delivery thereof will be) duly and validly executed and delivered by such Management Shareholder and, assuming the due and valid authorization, execution and delivery of this Agreement and the other Transaction Documents to which such Person is a party by each other Person party thereto (other than such Management Shareholder), this Agreement and such other Transaction Documents constitute (or upon such execution and delivery will constitute) a valid and binding obligation of such Management Shareholder enforceable against it in accordance with their terms, except that such enforceability (A) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (B) is subject to general principles of equity.

                                    ARTICLE V
                        REPRESENTATIONS AND WARRANTIES OF
                          THE PARENT AND THE PURCHASER

     The Parent and the Purchaser jointly and severally represent and warrant to the Company that, as of the date hereof (or such other later date as is specified):

          SECTION 5.01 Organization and Qualification. The Parent and the Purchaser are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware. The Parent and the Purchaser have the requisite corporate power and authority to own, operate or lease their properties and to carry on their businesses as they are now being conducted and to enter into this Agreement and to perform all of their obligations hereunder.

          SECTION 5.02 Authority Relative to this Agreement. Each of the Parent and the Purchaser has all necessary corporate power and authority to execute this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Parent and the Purchaser and the consummation by the Parent and the Purchaser of the transactions contemplated hereby have been duly and validly authorized and approved by all necessary corporate proceedings on the part of the Parent and the Purchaser. This Agreement has been duly executed and delivered by the Parent and the Purchaser and, assuming the due and valid authorization, execution and delivery by the Company and the Management Shareholders, such agreement constitutes a valid and binding obligation of the Parent and the Purchaser enforceable against them in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity.

          SECTION 5.03 No Conflict; Required Filings and Consents.

          (a) None of the execution and delivery of this Agreement by the Parent and the Purchaser, the consummation by the Purchaser of the Merger or any other transactions contemplated hereby or compliance by the Parent and the Purchaser with any of the provisions hereof will (i) conflict with or violate the organizational documents of the Parent or the Purchaser, (ii) conflict with or violate any statute, ordinance, rule, regulation, order, judgment or decree applicable to the Parent or any of its Subsidiaries, or by which any of them or any of their respective properties or assets may be bound or affected, or (iii) result in a Violation pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the

Parent or any of its Subsidiaries is a party or by which any of their respective properties or assets may be bound or affected, except for any such actions which would not have a material adverse effect on the ability of the Parent or the Purchaser to consummate the transactions contemplated hereby.

          (b) None of the execution and delivery of this Agreement by the Parent and the Purchaser, the consummation by the Purchaser of the Merger or any other transactions contemplated hereby or compliance by the Parent and the Purchaser with any of the provisions hereof will require any Consent of any Governmental Entity or third party, except for (i) compliance with any applicable requirements of the Securities Act, (ii) the filing of a Certificate of Merger pursuant to the GCL, (iii) compliance with the HSR Act and any requirements of any foreign or supranational Antitrust Laws, and (iv) Consents the failure of which to obtain or make would not have a material adverse effect on the ability of the Parent or the Purchaser to consummate the transactions contemplated hereby.

          SECTION 5.04 Conduct of Business. The Purchaser and the Parent are newly formed corporations which have not conducted any business other than in connection with the transactions contemplated by this Agreement.

          SECTION 5.05 Solvency. Assuming the correctness of the representations and warranties in Article IV hereof, the Surviving Corporation and its Subsidiaries will immediately after the Closing and immediately after the Effective Time be solvent and capable of meeting their obligations as they become due, have assets exceeding their liabilities and have a reasonable amount of capital for the conduct of their business.

          SECTION 5.06 Capitalization. On the Closing Date, the authorized capital stock of the Parent will consist of 250,000 shares of preferred stock, $0.01 par value per share, of which 180,000 shares have been designated as Series A preferred stock (the "Parent Preferred Stock"), 25,000 shares of Class A common stock, $0.01 par value per share (the "Parent Class A Common Stock"), 300,000 shares of Class B-1 voting common stock, $0.01 par value per share (the "Parent Class B-1 Common Stock") and 25,000 shares of Class B-2 non-voting common stock, $0.01 par value per share. On the Closing Date, after giving effect to the transactions contemplated hereby, the Parent will have no outstanding capital stock other than the shares of Parent Preferred Stock to be issued pursuant to Sections 2.1(b) and 2.2(c) of the Contribution Agreement, the shares of Parent Class A Common Stock to be issued pursuant to Sections 2.1(a), 2.2(a) and 2.2(b) of the Contribution Agreement and the shares of Parent Class B-1 Common Stock to be issued pursuant to Sections 2.1(c) of the Contribution Agreement, all of which will be duly authorized, validly issued, fully paid, and non-assessable. The authorized capital stock of the Purchaser consists of 3,000 shares of common stock, $0.01 par value per share. There are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights) of the Parent or any of its Subsidiaries issued and outstanding. Except for this Agreement, the Contribution Agreement, the Parent's Stock Option Plan, the Notice of Offering and the commitment letters relating the Mezzanine Credit Facility, there are no existing options, warrants, calls, subscriptions or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Parent or any of its Subsidiaries, obligating the Parent or any of its Subsidiaries to purchase, redeem, issue, transfer or sell, or cause to be purchased, redeemed, issued, transferred or sold, any shares of capital stock of, or other equity interest in or voting security of, the Parent or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests or voting securities, and neither the Parent nor any of its Subsidiaries is obligated to grant or to enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment.

          SECTION 5.07 Financing. The Parent and its Affiliates have received the written commitments, true, correct and complete copies of which are attached hereto as Annex 5.07 (the "Commitment Letters"), to obtain, subject to the terms and conditions therein, the funds necessary for the consummation of the transactions contemplated hereby, including payment of the Merger Consideration with respect to all Shares not owned, directly or indirectly, by the Parent or the Company prior to the Closing Date and all related costs and expenses. The Parent or its Affiliates have paid all commitment fees required to be paid and taken all other actions required to cause such Commitment Letters to be effective and to constitute the valid commitment of the issuer(s) of such letters, and each such Commitment Letter is a valid and binding commitment of the Affiliates of the Parent party thereto and, to the knowledge of the Parent, the issuer thereof. Neither the Parent nor its Affiliates has any knowledge, as of the date hereof, of any fact that is in the control of the Parent or the Purchaser that would cause the commitments provided in the Commitment Letters to be terminated prior to October 31, 2002.

          SECTION 5.08 Interest in Other Entities. Neither the Parent nor the Purchaser owns, directly or indirectly, beneficially or of record, any stock, partnership interest, option, warrant or other equity interest in any Person other than the Purchaser and, following the consummation of the transactions contemplated by this Agreement, the Company and its Subsidiaries.

          SECTION 5.09 Notice of Offering. None of the information supplied or to be supplied by the Parent or the Purchaser or their respective Affiliates in writing for inclusion in the Notice of Offering will, at the times provided to the Parent, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          SECTION 5.10 Litigation. There is no suit, claim, action, proceeding, judgment, writ, order, injunction or decree pending or, to the knowledge of the Parent or the Purchaser, threatened against or affecting the consummation by the Parent or the Purchaser of the transactions contemplated hereby or by the Transaction Documents to which either of them is a party, at law or in equity or before any governmental authority or instrumentality or before any arbitrator of any kind, except for those that would not have a material adverse effect on the Parent's or the Purchaser's financial condition or results of operations, assuming the consummation of the transactions contemplated hereby and by the other Transaction Documents, or the ability of either the Parent or the Purchaser to consummate the transactions contemplated hereby, or by the other Transaction Documents.

          SECTION 5.11 Broker's Fees. Neither the Parent nor the Purchaser nor any Person on the Parent's or the Purchaser's behalf has retained any broker, finder or agent or agreed to pay any brokerage fee, finder's fee or commission with respect to the transactions contemplated by this Agreement.

          SECTION 5.12 Ownership of Purchaser. The Parent owns beneficially and of record all of the shares and interests in the Purchaser, free and clear of any Liens, proxies, voting trusts or restrictions whatsoever, except restrictions on transfer under any applicable securities laws. There are no outstanding options, warrants, conversion or other rights or agreements of any kind (except as contemplated hereby) for the purchase from, or the sale or issuance by, the Parent of any interest or stock in the Purchaser. Each of the outstanding shares of capital stock of the Purchaser is duly authorized, validly issued, fully paid and non-assessable. The Parent is not a party to any obligation (contingent or otherwise) to buy or sell the Purchaser, except to the extent of any pledge of the capital stock of the Purchaser required in connection with the Senior Credit Facility.

                                   ARTICLE VI
                                    COVENANTS

          SECTION 6.01 Conduct of Business of the Company. Except as provided in Section 6.08 hereof or as otherwise contemplated by this Agreement (including without limitation, any schedules or annexes hereto) or with the written consent of the Purchaser, during the period from the date of this Agreement to the Closing Date, the Company will (and each of the Management Shareholders will cause the Company to), and will cause each of its Subsidiaries to, conduct its operations only in the ordinary course of business consistent with past practice and will (and each of the Management Shareholders will cause the Company to) use all commercially reasonable efforts, and will cause each of its Subsidiaries to use all commercially reasonable efforts, to preserve intact the business organization of the Company and each of its Subsidiaries, to keep available the services of its and their present officers and key employees and to preserve the goodwill of those having business relationships with it. Without limiting the generality of the foregoing, and except as provided in Section 6.08 hereof, as otherwise contemplated by this Agreement (including without limitation, Schedule 7.03(o) and any other schedules or annexes hereto) or with the written consent of the Purchaser, the Company will not (and each of the Management Shareholders will cause the Company to not), and will not permit any of its Subsidiaries to, prior to the Closing Date:

          (a) Adopt any amendment to its charter or by-laws or comparable organizational documents;

          (b) Except for issuances of capital stock of the Subsidiaries to the Company or a wholly owned subsidiary of the Company, and other than the issuance of Common Shares pursuant to the exercise of Options outstanding on the date hereof, issue, reissue, pledge or sell, or authorize the issuance, reissuance, pledge or sale of (i) additional Shares or other shares of capital stock of any class, or securities convertible into Shares or other capital stock of any class, or any rights, warrants or options to acquire any convertible securities or capital stock, or (ii) any other securities in respect of, in lieu of, or in substitution for, Shares outstanding on the date hereof;

          (c) Declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any class or series of its capital stock other than between any of the Company and its wholly owned Subsidiaries.

          (d) Split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any Shares or any other capital stock;

          (e) Make any loans, advances or capital contributions to, or investments in, any other Person in excess of $100,000, except for loans, advances, capital contributions or investments between any Subsidiary of the Company and the Company or another wholly owned subsidiary of the Company;

          (f) Merge with any other Person or permit any other Person to merge into it, consolidate or combine with any Person, or sell all or substantially all of its assets;

          (g) Sell or otherwise dispose of any capital asset with a market value in excess of $100,000 individually or $500,000 in the aggregate, or purchase, sell or otherwise dispose of any capital asset other than in the ordinary course of business;

          (h) Enter into, establish, adopt, amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee; grant any salary or wage increase (other than in the ordinary course of business consistent with past practice or as may be required by law); or establish, adopt, amend, or increase benefits under, any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, welfare benefit contract, plan or arrangement (other than in the ordinary course of business consistent with past practice or as may be required by law);

          (i) Enter into any labor or collective bargaining agreement, memorandum of understanding, grievance settlement or any other agreement or commitment to or relating to any labor union, except in the ordinary course of business consistent with past practice;

          (j) Take any action that would or might be expected to (i) result in any inaccuracy of any representation or warranty herein that would allow for the termination of this Agreement, (ii) cause any of the conditions precedent to the transactions contemplated by this Agreement to fail to be satisfied, (iii) fail to comply in any material respect with any laws, regulations, ordinances or governmental actions applicable to it or to the conduct of its business or (iv) cause any of the insurance policies required to be disclosed on Schedule 4.17 to cease to be in effect, unless such policies are replaced with replacement policies containing substantially similar provisions; or

          (k) Agree to take any of the foregoing actions prohibited under this Section.

          SECTION 6.02 Access to Information. From the date of this Agreement until the Closing, upon reasonable notice, the Company will (and each of the Management Shareholders will cause the Company to), and will cause its Subsidiaries, and each of their respective Affiliates, officers, directors, counsel, employees, advisors and representatives (collectively, the "Company Representatives") to, give the Purchaser and its Affiliates, officers, directors, employees, counsel, advisors and representatives (collectively, the "Purchaser Representatives") full access (subject, however, during the term of this Agreement and following any termination hereof, to the Purchaser keeping and causing its Subsidiaries and Affiliates to keep such information confidential in a manner consistent with existing confidentiality and similar non-disclosure obligations, including those contained in the Confidentiality Agreement, and the preservation of attorney client and work product privileges), during normal business hours, to the offices and other facilities and to the books and records of the Company and its Subsidiaries and will (and each of the Management Shareholders

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will cause the Company to) cause the Company Representatives to furnish the
Purchaser and the Purchaser Representatives to the extent available with such financial and operating data and such other information with respect to the business and operations of the Company and its Subsidiaries as the Purchaser may from time to time reasonably request; provided that if the Company determines in good faith that any such data or information is competitively sensitive, then during the period prior to the Closing Date, the Purchaser will take such steps as are reasonable and appropriate to limit the dissemination of such information to only such Purchaser Representatives as are necessary to have access to such information for purposes of this transaction. Prior to the Closing Date, neither the Purchaser nor the Purchaser Representatives shall contact or in any manner communicate with the employees, customers, lessors or suppliers of the Company and its Subsidiaries with respect to any matter related to the transactions contemplated hereby, except with the prior written consent of the Company. In the event of the termination of this Agreement, each party hereto shall return to the other party upon its written request all confidential information previously furnished in connection with the transactions contemplated by this Agreement.

          SECTION 6.03 Cooperation. Subject to the terms and conditions herein provided and to applicable legal requirements, each of the parties hereto agrees to use commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, and to assist and cooperate with the other party hereto in doing, as promptly as practicable, all things necessary, proper or advisable under applicable laws and regulations to ensure that the conditions set forth in Article VII are satisfied and to consummate and make effective the transactions contemplated by the Merger and this Agreement on or before November 5, 2002.

          SECTION 6.04 Consents.

          (a) Within five (5) Business Days following the date hereof, the Parent, the Purchaser and the Company shall prepare and file or cause to be prepared and filed on their respective behalf with the United States Federal Trade Commission ("FTC") and the United States Department of Justice ("DOJ") all reports or other documents required to be filed by or on behalf of them under the HSR Act and the Premerger Notification Rules promulgated thereunder concerning the transactions contemplated hereby. Each of the Parent, the Purchaser and the Company shall respond promptly to any request for additional information that may be issued by either the FTC or the DOJ and shall use commercially reasonable efforts to assure that the waiting period required by the HSR Act has expired or been terminated prior to the date that is 30 days following the date that all reports or other documents required to be filed with the FTC and the DOJ have been submitted. Each of the Parent, the Purchaser and the Company shall provide the others with copies of all documents and other information provided to the FTC and the DOJ, subject to the limitations and conditions set forth in Section 6.02.

          (b) Within five (5) Business Days following the date hereof, the Parent, the Purchaser and the Company shall prepare and file or cause to be prepared and filed on their respective behalf with the Finnish Competition Authority ("FCA") all reports or other documents required to be filed by them under the Finnish Act on Competition Restrictions and the rules and regulations promulgated thereunder concerning the transactions contemplated hereby. Each of the Parent, the Purchaser and the Company shall respond promptly to any request for additional information that may be issued by the FCA and shall use commercially reasonable efforts to assure that the waiting period required by the Finnish Act on Competition Restrictions has expired or been

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

terminated prior to the date that is 30 days following the date that all reports or other documents required to be filed with the FCA have been submitted. Each of the Parent, the Purchaser and the Company shall provide the others with copies of all documents and other information provided to the FCA, subject to the limitations and conditions set forth in Section 6.02.

          (c) Within fifteen (15) days following the date hereof, the Parent, the Purchaser and the Company shall prepare and file or cause to be prepared and filed on their respective behalf with the Brazilian Administrative Council for Economic Defence ("CADE") all reports or other documents required to be filed by them under Brazilian Law No. 8,884 of June 11, 1994 and the rules and regulations promulgated thereunder concerning the transactions contemplated hereby. Each of the Parent, the Purchaser and the Company shall respond promptly to any request for additional information that may be issued by the CADE and shall use commercially reasonable efforts to assure that the transactions contemplated hereby are approved or cleared by the CADE; provided, that such approval or clearance shall not be a required approval or clearance for purposes of Sections 7.01(b) or 8.01(c)(ii) of this Agreement. Each of the Parent, the Purchaser and the Company shall provide the others with copies of all documents and other information provided to the CADE, subject to the limitations and conditions set forth in Section 6.02.

          (d) Each of the Purchaser, the Parent and the Company will use its commercially reasonable efforts to obtain as promptly as practicable all Consents of any Governmental Entity or any other person required in connection with, and waivers of any Violations that may be caused by, the consummation of the transactions contemplated by this Agreement. Each of the Parent, the Purchaser and the Company shall provide the others with copies of all documents and other information provided in connection with such Consents and waivers, subject to the limitation and conditions set forth in Section 6.02.

          (e) Any party hereto shall promptly inform the others of any material communication from the FTC, the DOJ, the FCA, the CADE or any other Governmental Entity regarding any of the transactions contemplated by this Agreement. If any party hereto or any Affiliate thereof receives a request for additional information or documentary material from any such government or authority with respect to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. The Parent and the Purchaser will advise the Company promptly in respect of any understandings, undertakings or agreements (oral or written) which the Parent or the Purchaser proposes to make or enter into with the FTC, the DOJ, the FCA, the CADE or any other Governmental Entity in connection with the transactions contemplated by this Agreement.

          SECTION 6.05 Public Announcements. Prior to the Effective Time, except as required by applicable law, no party hereto shall issue any press release or otherwise make any public statement with respect to this Agreement and the transactions contemplated hereby without the prior written consent of the other parties hereto. With respect to any public statement of any party that does not require the consent of the other parties, the party making such statement shall, prior to public disclosure thereof, first consult with and provide the other party a reasonable opportunity to review the contents of such statement. After the Effective Time, no party hereto shall issue any press release (or otherwise make any public statement) disclosing the Aggregate Merger Consideration or the price paid per share for the Common Shares or the Preferred Shares pursuant to

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

the Merger, without the prior written consent of the other parties, such consent not to be unreasonably withheld, unless such price has already become publicly available other than through a breach of this provision by the disclosing party.

          SECTION 6.06 Indemnification.

          (a) The Parent and the Purchaser agree that all rights to indemnification now existing in favor of any director or officer of the Company and its Subsidiaries as provided in their respective charters or by-laws or in any agreement disclosed on Schedule 4.11(a) between any such officer or director and the Company or one of its Subsidiaries, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time; provided that in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims. The Surviving Corporation shall honor all rights to indemnification referred to in the preceding sentence. Without limitation of the foregoing, in the event any current or former officer or director of the Company and its Subsidiaries is or becomes involved in any capacity in any action, proceeding or investigation in connection with any matter, including, without limitation, the transactions contemplated by this Agreement, occurring prior to, and including, the Effective Time, the Surviving Corporation will cause to be paid in accordance with the applicable charters, by-laws and agreements, as incurred, such officer's or director's legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith. The Surviving Corporation shall pay all reasonable expenses, including attorneys' fees, that may be incurred by any applicable officer or director in enforcing the indemnity and other obligations provided for in this Section 6.06, subject to the limitations of the GCL to the extent applicable.

          (b) The Surviving Corporation shall cause to be maintained in effect, for not less than six years from the Effective Time for the benefit of all current and former directors and officers of the Company, the current policies of the directors' and officers' liability insurance maintained by the Company; provided that the Surviving Corporation may substitute therefor other policies not less advantageous (other than to a de minimus extent) to the beneficiaries of the current policies and provided that such substitution shall not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time; and provided, further, that the Surviving Corporation shall not be required to pay an annual premium in excess of the last annual premium paid by the Company prior to the date hereof and if the Surviving Corporation is unable to obtain the insurance required by this Section 6.06(b) it shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount.

          (c) The provisions of this Section 6.06 are intended for the benefit of, and shall be enforceable by, all current or former officers and directors of the Company and of its Subsidiaries, and such directors' or officers' heirs and personal representatives, and such persons shall be entitled to reimbursement by the Parent or the Purchaser of all fees and expenses (including reasonable attorneys' fees) incurred to enforce the terms of this section. In the event the Purchaser or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all its properties and assets to any person, then the obligations of the Purchaser or the Surviving Corporation set forth in this Section 6.06 shall survive such consolidation, merger or transfer.

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

          SECTION 6.07 Notification of Certain Matters. Each of the Parent, the Purchaser, the Company and the Management Shareholders shall promptly notify the others of (a) (i) it becoming aware of any fact or event which would be reasonably likely to demonstrate that any representation or warranty of any party hereto contained in this Agreement was or is untrue or inaccurate in any material respect as of the date of this Agreement or (ii) the occurrence or non-occurrence of any fact or event which would be reasonably likely to cause any material covenant, condition or agreement of any party hereto under this Agreement not to be complied with or satisfied in all material respects and (b) any failure of any party hereto to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder in any material respect; provided, however, that no such notification shall affect the representations or warranties of any party hereto or the conditions to the obligations of any party hereunder.

          SECTION 6.08 No Solicitation. The Company agrees that, during the term of this Agreement it shall not, and shall not authorize, support or encourage any of its Subsidiaries or any of its or its Subsidiaries' directors, officers, employees, agents or representatives, directly or indirectly, to solicit, initiate, encourage, facilitate or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to any recapitalization, merger, consolidation or other business combination involving the Company, or acquisition of any capital stock (other than upon exercise of the Options which are outstanding as of the date hereof) or any portion of the assets (except for acquisitions of assets in the ordinary course of business consistent with past practice) of the Company or any of its Subsidiaries, or any combination of the foregoing (a "Competing Transaction"), or negotiate, or otherwise engage in discussions with any person (other than the Purchaser or its directors, officers, employees, agents and representatives) for the purpose of facilitating any Competing Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement.

          SECTION 6.09 Cooperation for Financing. The Company agrees that, during the term of this Agreement, it shall provide reasonable cooperation to the Parent and the Purchaser to facilitate the efforts of the Parent and the Purchaser to obtain the financing contemplated by the Commitment Letters.

          SECTION 6.10 Stock Option Plan. The Parent shall adopt a Stock Option Plan in substantially the form of the attached Annex 6.10.

          SECTION 6.11 Stockholder Approval. To the extent such approval has not already been obtained, the Company, acting through its Board of Directors, shall in accordance with applicable law and its certificate of incorporation and bylaws, use its commercially reasonable efforts to obtain the necessary approval of the Merger by its Shareholders.

          SECTION 6.12 Notice of Offering. Promptly following the date of this Agreement, the Parent shall distribute the Notice of Offering to those Common Shareholders who are accredited investors (as such term is defined in Regulation D under the Securities Act). The parties hereto shall use commercially reasonably efforts to cooperate with the Parent to timely distribute the Notice of Offering, and to ensure that the Notice of Offering complies, as to form and content, with all applicable securities laws.

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

          SECTION 6.13 Solvency Opinion. In the event the lenders to the Parent or the Purchaser require a solvency opinion in connection with funding any of the proceeds required to consummate the transactions contemplated by this Agreement, the Parent and the Purchaser will ensure that a draft of such solvency opinion is provided to the Board and counsel to the Company for their review and comment not less than three days prior to the formal delivery thereof and will provide that such solvency opinion is addressed to and delivered to the Board.

                                   ARTICLE VII
                    CONDITIONS TO CONSUMMATION OF THE MERGER

          SECTION 7.01 Conditions Precedent - Parent, Purchaser and Company.
The respective obligations of the Parent, the Purchaser and the Company to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction or waiver, at or before the Effective Time, of each of the following conditions:

          (a) No Injunctions or Restraints; Illegality. No (i) order or preliminary or permanent injunction shall be entered in any action or proceeding before any court of competent jurisdiction or any statute, rule, regulation, legislation, or order shall be enacted, entered, enforced, promulgated, amended or issued by any Governmental Entity (other than the waiting period provisions of the HSR Act and the Finnish Act on Competition Restrictions) which shall remain in effect and which shall have the effect of (x) making illegal or restraining or prohibiting the consummation of the Merger or any of the other transactions contemplated by this Agreement or any of the Transaction Documents, or (y) imposing material limitations on the ability of the Surviving Corporation effectively to acquire, own or operate the assets and businesses owned and operated by the Company immediately prior to the Effective Time; or (ii) proceeding brought by any Governmental Entity seeking any of the foregoing shall be pending.

          (b) Regulatory Approvals. The parties hereto shall have received all approvals and consents required from any Governmental Entity in connection with the transactions contemplated by this Agreement, all notice periods and waiting periods with respect to such approvals and consents shall have expired and all such approvals and consents shall be in effect.

          SECTION 7.02 Conditions Precedent - Company. The obligations of the Company to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction or waiver, at or before the Effective Time, of each of the following additional conditions:

          (a) Representations, Warranties and Obligations of the Parent and the Purchaser. The representations and warranties contained in Article V shall be true and correct as of the date hereof and as of the Closing Date as though made on and as of the Closing Date; provided, however, that if any such representation and warranty is not qualified by a standard of materiality, such representation and warranty need only be true and correct in all material respects. The Parent and the Purchaser shall have duly performed and complied in all material respects with all agreements and covenants contained herein required to be performed or complied with by them at or prior to the Closing.

          (b) Officer's Certificate. Each of the Parent and the Purchaser shall have delivered to the Company a Certificate, dated the Closing Date, signed by its President, Secretary or a Vice-President, as to the fulfillment of the conditions set forth in Section 7.02(a).

          (c) Contribution Agreement. The Investors (as defined in the Contribution Agreement) shall have contributed to the Parent all of the cash required to be contributed by them under the Contribution Agreement in exchange for shares of Parent Preferred Stock as set forth in the Contribution Agreement, and the Parent shall have issued all capital stock required to have been issued by it under the Contribution Agreement.

          (d) Escrow Agreement. The Parent and the Escrow Agent shall have executed and delivered to the Payee Representatives the Escrow Agreement, and the Escrow Agreement shall be in full force and effect.

          (e) Opinion of Counsel. Bingham McCutchen LLP, counsel to the Parent and the Purchaser, shall have delivered to the Company a written opinion, addressed to the Company and dated the Closing Date, substantially in the form of Annex 7.02(e).

          SECTION 7.03 Conditions Precedent - Parent and Purchaser. The obligations of the Parent and the Purchaser to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction or waiver, at or before the Effective Time, of each of the following additional conditions:

          (a) Representations, Warranties and Obligations of the Company and the Management Shareholders. The representations and warranties contained in Articles IV and IV(A) shall be true and correct as of the date hereof, and, except to the extent such representations and warranties relate solely to an earlier date, as of the Closing Date, as though made on and as of the Closing Date with only such exceptions as would not reasonably be expected to have a Material Adverse Effect on the Company. The Company and the Management Shareholders shall have duly performed and complied in all material respects with all agreements and covenants contained herein required to be performed or complied with by it at or before the Closing.

          (b) No Material Adverse Change. Since the date of this Agreement, there shall have been or have threatened to be no change which has or has had a Material Adverse Effect on the Company.

          (c) Officer's Certificate. The Company shall have delivered to the Purchaser a certificate, dated the Closing Date and signed by its President, Secretary or a Vice-President, as to the fulfillment of the conditions set forth in Sections 7.03(a) and (b).

          (d) Third-Party Approvals. The parties hereto shall have received all approvals and consents required from any third party under the Material Contracts set forth in Schedule 7.03(d) in connection with the transactions contemplated by this Agreement and all such approvals and consents shall be in effect.

          (e) Contribution Agreement. The TWI Shareholders (as defined in the Contribution Agreement) shall have contributed to the Parent all of the shares of capital stock of the Company required to be so contributed pursuant to the Contribution Agreement, in exchange for

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

shares of Parent Class A Common Stock as set forth in the Contribution Agreement; and the Class B Shareholders (as defined in the Contribution Agreement) shall have transferred to the Parent the consideration required to be so transferred pursuant to the Contribution Agreement, in exchange for shares of Parent Class B-1 Common Stock as set forth in the Contribution Agreement.

          (f) Non-Competition and Non-Disclosure Agreements. The Non-Competition Agreements, dated as of the date hereof, among the Parent, the Surviving Corporation and each of Mikael Magnusson and Dag Landvik in the respective forms of the attached Annexes 7.03(f)(1)(A) and 7.03(f)(1)(B) shall be in full force and effect. Each of the employees identified on Schedule 4.12(d) as not having executed a confidentiality agreement shall have executed a Confidentiality Agreement in favor of the Surviving Corporation and/or one or more of its Subsidiaries in substantially the form of the attached Annex 7.03(f)(2).

          (g) Support Agreement; Written Consents. The Consenting Shareholders shall have complied with, and not be in breach of, the Support Agreements. The Consenting Shareholders shall not have withdrawn their consent as set forth in the Written Consents.

          (h) Escrow Agreement. The Payee Representatives, the Company and the Escrow Agent shall have executed and delivered to the Purchaser the Escrow Agreement, and the Escrow Agreement shall be in full force and effect.

          (i) Financing. The Parent and the Purchaser shall have obtained debt financing in the amounts, on substantially the same terms and from the sources described in the Commitment Letters.

          (j) Cancellation of Options. The Exchange Options shall have been canceled in exchange for Common Shares, and the Management Options shall have been terminated, in each case in accordance with Section 2.07.

          (k) Opinion of Counsel. Frost Brown Todd LLC, counsel to the Company, shall have delivered to the Purchaser and the Parent its written opinion, addressed to the Purchaser and the Parent, and dated the Closing Date, substantially in the form of Annex 7.03(k)(1). Foreign counsel to certain of the Management Shareholders shall have delivered to the Purchaser and the Parent their respective written opinions, addressed to the Purchaser and the Parent, and dated the Closing Date, collectively containing the opinions set forth on Annex 7.03(k)(2).

          (l) Certificate of Net Debt; Pay-off of Indebtedness; Release of Avalon Agreement. The Company shall have prepared and delivered to the Purchaser a certificate (the "Certificate of Net Debt") certifying as to (a) the amount of cash and Cash Equivalents of the Company and its Subsidiaries on hand as of the Closing Date less the amount of outstanding checks or wire payments of the Company and its Subsidiaries as of the Closing Date, (b) the amount of Indebtedness (excluding Indebtedness relating to the Dent-A-Med Inc. Facility) of the Company and its Subsidiaries outstanding on the Closing Date, and specifying the amount owed to each creditor listed thereon, (c) to the extent not included in clause (b), the amounts owed by the Company and its Subsidiaries to the states of California and Florida for sales and use tax for periods prior to the Closing Date as agreed to in writing by the Company or any of its Subsidiaries and each such state prior to the date hereof pursuant to the tax settlement agreements described on Schedule B and as otherwise agreed to in writing by the Company or any of Subsidiaries and any such state after the date hereof and prior to the Closing Date (copies of which shall be provided to the Parent and the Purchaser prior to the Closing Date) and
(d) to the extent not included in clause (b), the Company Transaction Expenses. The Company shall have caused the creditors of the Company and its Subsidiaries to deliver pay-off letters, each in form satisfactory to the Purchaser, with respect to the Indebtedness listed on Schedule 7.03(l). Avalon Group, Ltd. and Avalon Securities, Ltd. shall have executed and delivered a release and termination agreement in form and substance satisfactory to the Purchaser acknowledging receipt of the Avalon Fee as payment in full of all amounts owed by the Company to them under the Avalon Agreement and releasing the Company, the Surviving Corporation and their Affiliates from any further obligations under the Avalon Agreement, except for the Company's indemnification obligations thereunder.

          (m) Ashfield Consulting Agreement. The Consulting and Service Support Agreement dated as of November 16, 2000 among the Company, Ashfield Consultancy Ltd and Dan Foam A/S shall have been terminated and replaced by the Consulting and Service Support Agreement in the form of the attached Annex 7.03(m).

          (n) Administrative Services Agreement. Fagerdala Industri AB and its Subsidiaries shall have entered into a Administrative Services Agreement with the Company and its Subsidiaries in the form of the attached Annex 7.03(n).

          (o) European Restructuring. The portion of the restructuring of the Company's European Subsidiaries described on the attached Schedule 7.03(o) which is to be completed prior to the Closing shall have been completed.

          (p) Employment Agreement Waivers. Each of the management employees of the Company and its Subsidiaries listed on Schedule 7.03(p) shall have waived any change in control provisions in his employment agreement in connection with the consummation of the transactions contemplated by this Agreement.

          (q) Resignations. The directors, officers and managers of the Company and its Subsidiaries specified in Schedule 7.03(q) shall have resigned their positions with the Company or any of its Subsidiaries, on or prior to the Closing Date, and prior thereto shall have executed such appropriate documents with respect to the transfer or establishment of bank accounts, signing authority, etc., as the Purchaser shall have reasonably requested.

          (r) Waiver of Existing Rights. All holders of Shares issued pursuant to the Securities Purchase Agreements shall have waived any redemption rights with respect to the Shares, and all holders of Shares having buy-back rights under the Redemption Agreement (or pursuant to any redemption contemplated by any of the Securities Purchase Agreements) shall have waived such buy-back rights, in each case pursuant to a written instrument executed by each such holder in form and substance reasonably satisfactory to Purchaser.

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                                  ARTICLE VIII
                         TERMINATION; AMENDMENTS; WAIVER

          SECTION 8.01 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the shareholders of the Company:

          (a)  By the mutual written consent of the Purchaser and the Company;

          (b) By the Purchaser or the Company if any court or other Governmental Entity shall have issued, enacted, entered, promulgated or enforced any order, judgment, decree, injunction, or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, judgment, decree, injunction, ruling or other action shall have become final and nonappealable; provided that the party seeking to terminate the Agreement shall have used its reasonable efforts to remove or lift such order, judgment, decree, injunction, ruling or other action;

          (c) By the Company or the Purchaser if the Effective Time has not occurred by December 5, 2002, and the party giving the notice is not in material breach of, and has not materially failed to comply with, any of its representations, warranties, covenants, agreements or other obligations under this Agreement; provided, however, that (i) the passage of such period shall be tolled (but not for longer than an additional 90 days) for any part thereof during which any party shall be subject to a non-final order, judgment, decree, injunction, ruling or other action restraining, enjoining or otherwise prohibiting the Merger and (ii) such period shall be extended for an additional 30 day period to the extent that any required approval or clearance of the DOJ, FTC or any other Governmental Entity has not been received by such date under the HSR Act or any other applicable supranational or national Antitrust Law;

          (d) By the Company, if either of the Parent or the Purchaser materially breaches its obligations under this Agreement unless such breach is cured within 30 days after notice to the Parent or the Purchaser, as applicable, by the Company; or by the Purchaser, if the Company or any Management Shareholder materially breaches his or its obligations under this Agreement unless such breach is cured within 30 days after notice to the Company by the Purchaser; or

          (e) By the Purchaser, if any party materially breaches its obligations under any of the Support Agreements or if the minimum number of Shares required to be contributed to the Parent pursuant to the Contribution Agreement is not contributed.

          SECTION 8.02 Effect of Termination; Fees and Expenses. In the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its directors, officers or stockholders, other than the provisions of this Section 8.02, the confidentiality provisions referenced in the first sentence of Section 6.02 and the expense provisions referenced in
Section 10.09, which shall survive any such termination. Nothing contained in this Section 8.02 shall relieve any party from liability for any deliberate or willful breach of this Agreement or the Confidentiality Agreement to the extent that any such deliberate or willful breach by such party results in the termination of this Agreement by any other party under Section 8.01(c) hereof.

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

          SECTION 8.03 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties hereto.

          SECTION 8.04 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of any other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein by any other party hereto or in any document, certificate or writing delivered pursuant hereto by any other party hereto or (c) waive compliance with any of the agreements of any other party hereto or with any conditions to its own obligations. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. No waiver or failure to insist upon strict compliance with any obligation, covenant, agreement or condition of this Agreement shall operate as a waiver of, or an estoppel with respect to, any subsequent or other failure.

                                   ARTICLE IX
                                 INDEMNIFICATION

          SECTION 9.01 Survival of Representations and Warranties. Each representation and warranty made by the Company and the Management Shareholders shall expire on the last day, if any, that Claims for breaches of such representation or warranty may be made pursuant to Section 9.02(c), except that any such representation or warranty that has been made the subject of a Claim prior to such expiration date shall survive with respect to such Claim until the final resolution of such Claim pursuant to this Article IX.

          SECTION 9.02 Indemnification Provisions for Benefit of the Parent and the Surviving Corporation.

          (a)  Subject to the limitations set forth in Sections 9.02(c), (d),
(e) and (f) and Section 10.10, after the Closing, each of the Common Shareholders, severally and not jointly, agrees to indemnify and hold the Parent, the Surviving Corporation and the Purchaser Representatives (collectively, the "Purchaser Indemnified Parties") harmless from and in respect of any and all damages, losses, claims, deficiencies, liabilities, suits, demands, judgments, diminutions in value and costs and expenses (including costs of investigations and reasonable attorneys' fees) (each a "Loss" and collectively "Losses") related to, resulting from, arising out of, or caused by, directly or indirectly, (i) any breach by the Company of any representation, warranty, covenant or agreement contained herein, to the extent such breach does not result in any liability or claim described in the following subclauses of this Section 9.02(a), (ii) any contractual product warranty claims arising out of defects in any product sold or manufactured by the Company or any of its Subsidiaries prior to the Closing Date, to the extent that the Surviving Corporation's cost of materials and transportation required to satisfy such claims, less the amount of payments received from customers in connection with such claims, exceeds the amount accrued or reserved for such claims on the Final Closing Statement, (iii) any of the items disclosed on Schedule 9.02(a)(iii)(A) (the "Specified Claims"), or the items disclosed on Schedule 9.02(a)(iii)(B) (the "Reiners Claims") or the items disclosed on Schedule 9.02(a)(iii)(C) (the "Danish Environmental Claims"), (iv) any (A) income Taxes owed or which will be payable by the Company or its Subsidiaries (other than any Closing Date Transfer Taxes and any Taxes for which the Purchaser Indemnified Parties are indemnified pursuant to clause (iii) above) relating to any period or portion thereof ending on or before the Closing Date, to the

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

extent such liability (whether or not reserved for by the Company or any of its Subsidiaries) exceeds $5,000,000, and (B) other Taxes of the Company or its Subsidiaries (other than any Closing Date Transfer Taxes and any Taxes for which the Purchaser Indemnified Parties are indemnified pursuant to clause (iii) above) relating to any period or portion thereof ending on or before the Closing Date, to the extent such liability was not taken into account in calculating the Final Net Working Capital Adjustment, (v) any and all Hazardous Substances in the environment (including without limitation soil, groundwater and surfacewater) as of the Closing Date, whether known or unknown, existing at, on, in or under or emanating from the real property or the business located at 5 Caxton Trading Estate, Printing House Lane, Hayes, Middlesex, UB3 1BE, United Kingdom in concentrations or quantities which require investigation, assessment, removal, remediation or monitoring pursuant to applicable Environmental Laws or any Governmental Entity, (vi) any Indebtedness of the Company or its Subsidiaries outstanding as of the Closing Date, to the extent not taken into account in the determination of Net Debt for purposes of the Closing Payment Amount or (vii) any Company Transaction Expenses. As used herein "Closing Date Transfer Taxes" shall mean the amount of any income Taxes incurred by the Company or its Subsidiaries arising from or relating to the transfer on the Closing Date of cash from the Company's European Subsidiaries to the Company to fund any portion of the Aggregate Merger Consideration or any of the costs or expenses of the Company or any of its Subsidiaries incurred in connection with the transactions contemplated by this Agreement.

          (b)  Subject to the limitations set forth in Sections 9.02(c), (d),
(e) and (f) and Section 10.10, each of the Management Shareholders, severally and not jointly, agrees to indemnify and hold the Purchaser Indemnified Parties harmless from and in respect of any and all Losses related to, resulting from, arising out of or caused by, directly or indirectly, any breach by such Management Shareholder of any representation and warranty made by such Management Shareholder in Article IV(A).

          (c)  No Common Shareholder shall be liable for any Losses pursuant to
Section 9.02(a) and no Management Shareholder shall be liable for any Losses pursuant to Section 9.02(b) unless a written claim for indemnification in accordance with Section 9.03 is given by a Purchaser Indemnified Party to the Payee Representative with respect thereto on or before April 30, 2004, except that this time limitation shall not apply to (i) any Losses arising from any breach of a covenant or agreement contained herein, or from Reiners Claims or in relation to a breach of Section 4.03 or Section 4.21, or under Section 9.02(a)(vi), Section 9.02(a)(vii) or Section 9.02(b), as to which, in each case, the applicable statute of limitations shall apply, (ii) any Losses arising under
Section 9.02(a)(ii) or arising from any Danish Environmental Claims, as to which the time limitation shall be five (5) years after the Closing Date, or (iii) any Losses arising under Section 9.02(a)(iv) or from any Specified Claim, as to which the time limitation with respect to making claims for any particular Loss shall be the shorter of (A) the applicable statute of limitations relating to the subject matter of such Loss, and (B) 30 days after the date on which Final Resolution is reached with the applicable tax authority with respect to the matter giving rise to the claim for Losses under this Section 9.02. As used in this Article IX, "Final Resolution" shall mean that, with respect to any item or claim, (x) a final judicial determination which is not subject to further appeal is entered by a court of competent jurisdiction, (y) a legally binding compromise or settlement agreement is entered into between the Surviving Corporation or its applicable Subsidiary and the taxing authority responsible for administering the laws and regulations relating to such item or claim; or
(z) any liability for such claim or item has otherwise been legally discharged.

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

          (d) The maximum aggregate liability of each Management Shareholder for indemnification under Section 9.02(a), Section 9.02(b) or any other provision of this Agreement shall be limited to (x) with respect to Losses arising in relation to a breach of Section 4.03 or Section 4.21 or under Section 9.02(a)(ii), Section 9.02(a)(iv), Section 9.02(a)(vi) or Section 9.02(a)(vii) or from Specified Claims, such Management Shareholder's (and/or such Management Shareholder's spouse's) pro rata portion (based on the percentage of aggregate cash proceeds received by all Management Shareholders (and their spouses) ("Pro Rata Portion")) of such Losses, not to exceed the cash proceeds received by such Management Shareholder (including cash proceeds received by such Management Shareholder's spouse) for his, her and/or its Shares pursuant to this Agreement, less all other amounts paid by such Management Shareholder (and his or her spouse) pursuant to this Section 9.02; (y) with respect to Losses arising under
Section 9.02(b), the cash proceeds received by such Management Shareholder (including cash proceeds received by such Management Shareholder's spouse) for his, her or its Shares pursuant to this Agreement, less all other amounts paid by or on behalf of such Management Shareholder (and his or her spouse) pursuant to this Section 9.02; and (z) with respect to Losses arising under Section 9.02(a)(i) (other than with respect to breaches of Sections 4.03 or 4.21) or other provisions of this Agreement not referred to in the foregoing clauses (x) and (y) or from the Reiners Claims or Danish Environmental Claims such Management Shareholder's (including such Management Shareholder's spouse's) Pro Rata Portion of such Losses, not to exceed twenty-five percent (25%) of the cash proceeds received by such Management Shareholder (including cash proceeds received by such Management Shareholder's spouse) for his, her and/or its Common Shares pursuant to this Agreement, less all other amounts paid by such Management Shareholder pursuant to this Section 9.02. As used in this Section 9.02(d), the "cash proceeds" received by any Shareholder (and his or her spouse) shall include any disbursements received by such Shareholder (and his or her spouse) from the Escrow Adjustment Amount, the Company Adjustment Amount or the Escrow Amount. Notwithstanding the foregoing provisions of this Section 9.02(d), the maximum aggregate liability of any Common Shareholder who is not a Management Shareholder for indemnification under Section 9.02(a) or any other provisions of this Agreement shall be limited to such Common Shareholder's pro rata portion (based on the percentage of the aggregate Initial Common Share Closing Payments received by such Common Shareholder) of the Escrow Indemnification Funds. For purposes of this Agreement, the term "Escrow Indemnification Funds" means, at any time, the amount (if any) of the Escrow Indemnification Amount and (subject to the provisions of Section 9.02(g)) the Escrow Specified Amount, deposited with the Escrow Agent which has not been released at such time in accordance with the terms of the Escrow Agreement.

          (e) None of the Purchaser Indemnified Parties shall be entitled to seek payment under this Section 9.02 in respect of any specific indemnified Loss arising (i) from a breach of a representation or warranty, other than Losses arising from Specified Claims, Reiners Claims or Danish Environmental Claims,
(ii) arising in relation to a breach of Section 4.03 or Section 4.21 or (iii) under Section 9.02(a)(iv), Section 9.02(a)(vi) or Section 9.02(a)(vii), until the amount of such specific indemnified Loss is equal to or exceeds $20,000 (a "Substantial Loss"), and not then until the aggregate total of such Substantial Losses exceeds $1,000,000 (the "Deductible"), and then the Purchaser Indemnified Parties may seek payment and indemnity from the Common Shareholders and the Management Shareholders only for such excess, subject to the limitations set forth in Section 9.02(d). In addition, none of the Purchaser Indemnified Parties shall be entitled to seek payment under this Section 9.02 in respect of any specific indemnified Loss arising from Danish Environmental Claims (x) relating to the Holmelund 43 site, unless the aggregate total of such

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

Losses exceeds $100,000, or (y) relating to the Vanvaerksvej 17 site, unless the aggregate total of such Losses exceeds $100,000. Any claims involving Losses of less than $10,000 which are not otherwise excluded hereunder and any claims for Losses arising under Section 9.02(a)(ii) shall be aggregated and submitted by the Purchaser Indemnified Parties on a quarterly basis within 30 days after the end of each calendar quarter, except to the extent that such claims consist of Third-Party Claims (which shall be submitted in accordance with Section 9.03(b)).

          (f) For purposes of this Section 9.02 only, in determining whether there has been any breach of any representation or warranty made by the Company or the amount of any Losses of any Purchaser Indemnified Party related to, resulting from, arising out of, or caused by any such breach, such representations and warranties shall be read without regard to any materiality or "Material Adverse Effect" qualifier contained therein, with the intent that any breach of such representation or warranty so read which gives rise to a Substantial Loss shall be subject to indemnification under this Section 9.02.

          (g) Notwithstanding any provision herein to the contrary, with respect to all claims for indemnification under Section 9.02(a), the Purchaser Indemnified Parties shall seek payment for all amounts due to any of them with respect to such claims only as follows: (i) first, out of the Escrow Indemnification Funds in accordance with the provisions of the Escrow Agreement (and any such distribution from the Escrow Indemnification Funds shall be deemed to be made on a pro-rata basis from the amounts otherwise distributable to the Common Shareholders from the Escrow Indemnification Funds) and (ii) second, to the extent that amounts owing by the Management Shareholders to the Purchaser Indemnified Parties with respect to such claims exceed the amount of the Escrow Indemnification Funds released in payment thereof, the Purchaser Indemnified Parties shall be entitled to seek payment from the Management Shareholders directly for all such amounts subject to the limitations set forth in this Agreement. With respect to all claims for Losses arising from items described on
Schedule 9.02(a)(iii)(A), any amounts paid to the Purchaser Indemnified Parties from the Escrow Indemnification Funds shall be paid first from the Escrow Specified Amount and thereafter from the Escrow Indemnification Amount. With respect to all claims for Losses arising under Section 9.02(a)(iv), any amounts paid to the Purchaser Indemnified Parties from the Escrow Indemnification Funds may be paid (at the election of the Purchaser Indemnified Parties) from either the Escrow Specified Amount or the Escrow Indemnification Amount. With respect to all claims for Losses arising from matters other than Losses arising under
Section 9.02(a)(iv) and other than items described on Schedule 9.02(a)(iii)(A), the amounts paid to the Purchaser Indemnified Parties from the Escrow Indemnification Funds shall be limited to the Escrow Indemnification Amount. Under no circumstances shall any Common Shareholder other than the Management Shareholders be liable for any claims for indemnification under this Section
9.02 for any amount other than the Escrow Indemnification Funds.

          (h) Notwithstanding any provision herein to the contrary, with respect to all claims for indemnification under Section 9.02(b), the Purchaser Indemnified Parties may seek payment either from the Management Shareholder who is severally liable for such claim or from the amount of the Escrow Indemnification Funds otherwise distributable to such Management Shareholder.

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

          SECTION 9.03 Claims.

          (a) Notice. Any party seeking indemnification hereunder (the "Indemnified Party") shall promptly notify the other party hereto (the "Indemnifying Party", which term shall include all Indemnifying Parties if there be more than one) of any action, suit, proceeding, demand or breach (a "Claim") with respect to which the Indemnified Party claims indemnification hereunder; provided that failure of the Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations under this Article IX except to the extent, if at all, that such Indemnifying Party shall have been prejudiced thereby.

          (b) Third-Party Claims. If such Claim relates to any action, suit, proceeding or demand instituted against the Indemnified Party by a third party (a "Third-Party Claim"), the Indemnifying Party shall be entitled to assume the defense of such Third-Party Claim after receipt of notice of such claim from the Indemnified Party. Within thirty (30) days after receipt of notice of a particular matter from the Indemnified Party, the Indemnifying Party may assume the defense of any Third-Party Claim that does not involve a Claim for equitable relief involving the ongoing operations of the Parent or any of its Subsidiaries, in which case the Indemnifying Party shall have the authority to negotiate, compromise and settle such Third-Party Claim; provided the following conditions must be satisfied: (i) the Indemnifying Party shall have confirmed in writing that it is obligated hereunder to indemnify the Indemnified Party with respect to such Third-Party Claim, and (ii) the Indemnified Party shall not have given the Indemnifying Party written notice that it has determined, in the exercise of its reasonable discretion, that matters of corporate or management policy or a conflict of interest make separate representation by the Indemnified Party's own counsel advisable. The Indemnified Party shall not have the authority to compromise or settle any Claim for equitable relief involving the ongoing operations of the Parent or any of its Subsidiaries without the prior written consent of the Indemnifying Party.

     The Indemnified Party or the Indemnifying Party, as the case may be, shall retain the right to employ its own counsel and to participate in the defense of any Third-Party Claim, the defense of which is controlled by the other party pursuant hereto, but such party shall bear and shall be solely responsible for its own costs and expenses in connection with such participation.

          SECTION 9.04 Method and Manner of Paying Claims. In the event of any claims under this Article IX, the claimant shall advise the party or parties who are required to provide indemnification therefore by written notice specifying in reasonable detail the individual items of damages for which indemnification is being sought, the date each such item was paid, or properly accrued or arose, and the nature of the misrepresentation, breach of warranty or claim to which such item is related. With respect to liquidated claims, if within thirty days the other party has not contested such claim in writing, the other party will pay the full amount thereof within ten days after the expiration of such period (subject to Section 9.02(g)). Any amount owed by an Indemnifying Party hereunder with respect to any Claim may be set off by the Indemnified Party against any amounts owed by the Indemnified Party to any Indemnifying Party (including, without limitation, any Additional Payments) and shall also be set off by the Indemnifying Party by the amount of any insurance proceeds received by the Indemnified Party for the Losses underlying such Claim. The unpaid balance of a Claim shall bear interest at a rate per annum equal to the rate listed in The Wall Street Journal as the "Prime Rate" plus two percent (2%) from the date notice thereof is given by the Indemnified Party to the Indemnifying Party.

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

          SECTION 9.05 Exclusive Remedy. The remedies expressly set forth in this Agreement with respect to any breach of any representation or warranty herein contained are the sole and exclusive remedies for any such breach, and such remedies are intended to be non-cumulative with respect to, and shall preclude the assertion by any party hereto of, any other remedies which would otherwise have been available in common law or by statute, except for any right that may exist to seek redress for common law fraud.

          SECTION 9.06 Net of Insurance; After-Tax Nature of Indemnity Payments. Any payment or indemnity required to be made pursuant to this Article IX shall be net of insurance proceeds received and shall include any amount necessary to hold the Indemnified Party harmless on an after-tax basis from all Taxes required to be paid with respect to the receipt of such payment or indemnity (after taking into account any actual Tax benefit realized by the Indemnified Party as a result of the Loss giving rise to the payment or indemnity).

          SECTION 9.07 Escrow Disbursements.

          (a) The Escrow Indemnification Amount, less the amount of any indemnification claims paid therefrom and the amount of any unresolved claims for payments therefrom, shall be released by the Escrow Agent on April 30, 2004 to the Common Payees as Subsequent Escrow Payments in accordance with the provisions of the Escrow Agreement.

          (b) The Escrow Specified Amount, less the amount of any indemnification claims paid therefrom and the amount of any unresolved claims for payments therefrom, shall be released by the Escrow Agent on October 31, 2008 (the "Escrow Specified Release Date") to the Common Payees as Subsequent Escrow Payments in accordance with the provisions of the Escrow Agreement. In addition, in the event of any Final Resolution of any item listed on Schedule 9.02(a)(iii)(A) (a "Specified Item") prior to the Escrow Specified Release Date, the Company shall promptly notify the Payee Representatives, identifying the applicable Specified Item and specifying in reasonable detail the nature of the Final Resolution. Following such notification, the Company and the Payee Representatives agree to promptly execute and deliver to the Escrow Agent written disbursement instructions authorizing the Escrow Agent to make promptly a distribution to (i) the Company of the portion of the Escrow Specified Amount (and to the extent the available portion of the Escrow Specified Amount is insufficient and the Escrow Indemnification Amount has not been released pursuant to Section 9.07(a), such additional portion of the Escrow Indemnification Amount) that equals the Company's Losses relating to the Final Resolution of such matter and (ii) the Common Payees, as Subsequent Escrow Payments, of the portion (if any) of the Escrow Specified Amount which equals the excess (if any) of the amount set forth with respect to such Specified Item on Schedule 9.02(a)(iii)(A) over the amount payable by the Escrow Agent to the Company pursuant to clause (i). Notwithstanding the foregoing provisions of this
Section 9.07(b), in the event that (x) any indemnification claims by any Purchaser Indemnified Party under Section 9.02(a)(iv) with respect to any matter other than a Specified Item (a "Non-Specified Item") have been paid from, or are pending against, the Escrow Specified Amount, or (y) any indemnification claims by any Purchaser Indemnified Party with respect to any Specified Item in excess of the amount set forth for such Specified Item on Schedule 9.02(a)(iii)(A) have been paid from, or are pending against, the Escrow Specified Amount, then no release of any portion of the Escrow Specified Amount shall be made to the Common Payees as Subsequent Escrow Payments with respect to any Final Resolution of any Specified Item except to the extent that the aggregate amount of all such Subsequent Escrow

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

Payments exceeds the sum of (A) any indemnification claims with respect to any Non-Specified Items that have been paid from, or are pending against, the Escrow Specified Amount and (B) the amount by which the aggregate amount of claims for Specified Items paid from or pending against the Escrow Specified Amount exceeds the amount set forth with respect to those Specified Items on Schedule 9.02(a)(iii)(A).

          (c) Any Common Shareholder who, within 90 days after the Closing Date, delivers to the Surviving Corporation an irrevocable letter of credit in form satisfactory to, and from an issuing bank satisfactory to, the Surviving Corporation and the lenders under the Senior Credit Facility and the Mezzanine Credit Facility, will be permitted to have released to it by the Escrow Agent from the Escrow Amount an amount equal to the lesser of (i) the amount available for drawing under such letter of credit and (ii) such Common Shareholder's pro rata portion of the Escrow Amount (determined on the basis of the Escrow Indemnity Funding Payments deposited into escrow with respect to such Common Shareholder's Common Shares). Any such letter of credit shall (A) be issued to the Surviving Corporation as sole beneficiary, (B) permit the Surviving Corporation to unilaterally draw an amount equal to such Common Shareholder's pro rata portion of any claim by the Surviving Corporation against the Escrow Amount at any time after the making of such claim, (C) permit the Surviving Corporation to draw the entire amount of the letter of credit prior to its expiration if the letter of credit expires prior to the date on which the Escrow Amount is required to be released from escrow under the Escrow Agreement and the letter of credit is not renewed or replaced with an identical letter of credit with an extended expiration date at least 30 days prior to its expiration, and
(D) provide that all draws made by the Surviving Corporation under the letter of credit will be funded by the issuing bank by wire transfer directly to the escrow account established under the Escrow Agreement to hold the Escrow Amount. Promptly after delivery of each such letter of credit, the Surviving Corporation and the Payee Representatives shall deliver a notice to the Escrow Agent directing the Escrow Agent to release to the Common Shareholder delivering such letter of credit the portion of the Escrow Amount which is permitted to be released to such Common Shareholder pursuant to this Section 9.07(c). In the event of the delivery of one or more such letters of credit, appropriate adjustments will be made to the Escrow Agreement to reflect the foregoing provisions and to ensure that releases from the escrow account under the Escrow Agreement are made on a pro rata basis with respect to all Common Shareholders. In the event that any Common Shareholder is able to arrange for delivery of a letter of credit containing the terms described above at the Closing, the Escrow Indemnity Funding Payments that otherwise would have been deposited into the escrow account under the Escrow Agreement with respect to such Common Shareholder's Common Shares but which will be available for drawing under such letter of credit will be paid directly to such Common Shareholder.

                                    ARTICLE X
                                  MISCELLANEOUS

          SECTION 10.01 Entire Agreement; Assignment.

          (a) This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof and thereof.

          (b) Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party hereto; provided, however, that at or after the Closing, the Parent or the Purchaser may, without the consent of the Company, (i) assign its rights under this Agreement to any of its Affiliates, or (ii) collaterally assign its rights under this Agreement to the lender(s) of the Parent or the Purchaser. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

          SECTION 10.02 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect.

          SECTION 10.03 Notices. All notices, requests, claims, demands and other communications ("Notices") hereunder shall be in writing and shall be given to the parties at the following addresses (a) by personal delivery; (b) by facsimile transmission; (c) by registered or certified mail, postage prepaid, return receipt requested; or (d) by nationally recognized overnight or other express courier services:

          If to the Parent or the Purchaser:

          c/o TA Associates, Inc.
          High Street Tower
          Suite 2500
          125 High Street
          Boston, MA 02110
          Attention:  P. Andrews (Andy) McLane
          Telephone:  (617) 574-6700
          Facsimile:  (617) 574-6728

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

          With a copy to:

          Friedman Fleischer & Lowe, LLC
          One Maritime Plaza, 10/th/ Floor
          San Francisco, CA 94111
          Attention:  Christopher A. Masto
          Telephone:  (415) 401-2100
          Facsimile:  (415) 410-402-2111

          and to:

          Bingham McCutchen LLP
          150 Federal Street
          Boston, MA 02110
          Attention:  Robert M. Wolf
          Telephone:  (617) 951-8000
          Facsimile:  (617) 951-8736

          If to the Company:

          Tempur World, Inc.
          1713 Jaggie Fox Way
          Lexington, KY 40511
          Attention:  Robert B. Trussell, Jr., President and CEO
          Telephone:  (859) 514-4757
          Facsimile:  (859) 514-4422

          With a copy to:

          Frost Brown Todd LLC
          250 West Main Street, Suite 2700
          Lexington, Kentucky 40507
          Attention:  Jeffrey L. Hallos
          Telephone:  859/231-0000
          Facsimile:  859/231-0011

          and to:

          Sidley Austin Brown & Wood LLP
          787 Seventh Avenue
          New York, New York 10019
          Attention:  Lori Anne Czepiel
          Telephone:  212/839-5300
          Facsimile:  212/839-5599

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

          If to the Management Shareholders:

          Fagerdala Holding B.V.
          c/o Aranthals Grant Thornton
          P.O. Box 71003
          1008 BA Amsterdam
          The Netherlands
          Attention:Ludo Gribling
          Telephone:+31 20 547 57 57

          Fagerdala Industri A.B.
          134 82 Gustavsberg
          Sweden
          Attention:Thomas Lindberg
          Telephone:+46 8 570 132 00
          Facsimile:+46 570 134 56

          Chesterfield Properties, Limited
          c/o Rathbone Trust Company Jersey Limited
          Seaton House
          Seaton Place
          St. Helier
          Jersey JE1 1BG
          Channel Islands
          Attention:Nicola Bennett
          Telephone:+44 1534 495547
          Facsimile:+44 1534 495688

          Viking Investments S.a.r.l.
          3 Boulevard Prince Henri
          1724 Luxembourg
          Attention: Mr. Valery Beuken, Account Manager
          Intertrust Luxembourg S.A.
          Telephone:+35 2 22 18 88
          Facsimile:+35 2 22 18 99

          Robert B. Trussell, Jr.
          David Fogg
          Jeffrey P. Heath
          and
          Thomas Bryant

          each at

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

          1713 Jaggie Fox Way
          Lexington, KY 40511
          Telephone:  (859) 514-4757
          Facsimile:  (859) 514-4422

          If to the Payee Representatives:

          Mikael Magnusson
          The Old Manor
          Upper Lambourn
          Nr Hungerford
          Berks  RG17 8RG
          United Kingdom
          Telephone:+44 1488 72967 or +44 1488 73966
          Facsimile:+44 1488 72978

          and to

          Dag Landvik
          c/o Fagerdala World Foams AB
          Odelbergs Vag 19
          S-134 82 Gustavsberg, Sweden
          Telephone: 08 570 132 10
          Facsimile:08 570 132 80

          All Notices shall be effective and shall be deemed delivered (i) if by personal delivery, on the date of delivery if delivered during normal business hours of the recipient and, if not delivered during such normal business hours, on the next Business Day following delivery; (ii) if by facsimile transmission, on the next Business Day following dispatch of such facsimile; (iii) if by courier service, on the third (3rd) Business Day after dispatch hereof; and (iv) if by mail, on the fifth (5th) Business Day after dispatch thereof. Any party hereto may change its address by Notice to all other parties hereto delivered in accordance with this Section 10.03. For purposes of this Section 10.03 only, Business Day shall mean a day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the Commonwealth of Kentucky or the United Kingdom.

          SECTION 10.04 Governing Law; Consent to Jurisdiction.

          (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof or otherwise.

          (b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the Delaware Court of Chancery in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Delaware State court or, to the extent permitted by

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law, in any Federal court located in the State of Delaware. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

          (c) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any Delaware State or Federal court. Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent permitted by law, the defense of any inconvenient forum to the maintenance of such action or proceeding in any such court.

          (d) Each party hereto acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and, therefore, it hereby irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the transactions contemplated hereby.

          (e) Each of the parties hereto irrevocably consents to service of process in the manner provided for Notices in Section 10.03. Notwithstanding the foregoing, each of the parties hereto shall have the right to serve process in any other manner permitted by law.

          SECTION 10.05 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

          SECTION 10.06 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

          SECTION 10.07 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and except with respect to Sections 3.06 and 6.06, the provisions of which may be enforced by the intended beneficiaries thereof, nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

          SECTION 10.08 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity, subject to the limitations set forth in this Agreement on such other remedies.

          SECTION 10.09 Expenses. Each party hereby shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by this Agreement, including, without limitation, fees and expenses of its own financial consultants, accountants and legal counsel; provided, however, that if the Closing occurs, the Surviving Corporation shall

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

reimburse the Parent and the Purchaser for all of their reasonable costs and expenses incurred in connection with the transactions contemplated by this Agreement.

          SECTION 10.10 No Consequential Damages. Except as prohibited by law, each party hereto waives any right it may have to claim or recover any special, exemplary, punitive or consequential damages, or any damages other than, or in addition to, actual damages.

          SECTION 10.11 Rules of Interpretation.

          (a) The singular includes the plural, and the plural includes the singular.

          (b)  The word "or" is not exclusive.

          (c) A reference to a Person includes its permitted successors and permitted assigns.

          (d)  The words "include," "includes" and "including" are not limiting.

          (e) A reference in a document to an Article, Section, Exhibit, Schedule, Annex or Appendix is to the Article, Section, Exhibit, Schedule, Annex or Appendix of such document unless otherwise indicated. Exhibits, Schedules, Annexes or Appendices to any document shall be deemed incorporated by reference in such document.

          (f) References to any document, instrument or agreement (i) shall include all exhibits, schedules and other attachments thereto, (ii) shall include all documents, instruments or agreements issued or executed in replacement thereof, and (iii) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified and supplemented from time to time and in effect at any given time.

          (g) The words "hereof," "herein" and "hereunder" and words of similar import when used in any document shall refer to such document as a whole and not to any particular provision of such document.

          (h) References to "days" shall mean calendar days, unless the term "Business Days" shall be used.

          (i) This Agreement is the result of negotiations among, and has been reviewed by, the Parent, the Purchaser, the Company and the Management Shareholders. Accordingly, this Agreement shall be deemed to be the product of all parties hereto, and no ambiguity shall be construed in favor of or against any party.

          (j) Unless otherwise specifically provided herein, any accounting term used in this Agreement shall have the meaning customarily given to such term in accordance with United States generally accepted accounting principles.

          SECTION 10.12 Payee Representatives. By execution and delivery of this Agreement, the Management Shareholders hereby irrevocably constitute and appoint, and upon the Effective Time each of the other Shareholders and the Payees shall be deemed to have irrevocably

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

constituted and appointed, Mikael Magnusson and Dag Landvik as the true and lawful agents and attorneys-in-fact (the "Payee Representatives") of the Shareholders and the Payees with full power of substitution to act in the name, place and stead of the Shareholders and the Payees in connection with the transactions contemplated by the Transaction Documents, and to do or refrain from doing all such further acts and things, and to execute all such documents as the Payee Representatives shall deem necessary or appropriate, in connection with the transactions contemplated by the Transaction Documents, including, without limitation, the exclusive power and authority:

          (i) to execute the Escrow Agreement as the representative of the Shareholders and the Payees, and to take such further actions under the Escrow Agreement as the Payee Representatives deem to be necessary or appropriate;

          (ii) to act for the Shareholders and the Payees with regard to matters pertaining to the Final Closing Statement and the Final Net Working Capital Adjustment, including, without limitation, settling any claims and executing instructions to the Escrow Agent with respect to disbursement of the Escrow Adjustment Amount, and giving notice regarding objections to, or disputes relating to, the determination of the Final Net Working Capital Adjustment;

          (iii) to act for the Shareholders and the Payees with regard to matters pertaining to indemnification referred to in the Transaction Documents, including the power to compromise any Claim on behalf of the Shareholders and the Payees, to transact matters of litigation or arbitration with respect to any Claim and to execute instructions to the Escrow Agent with respect to disbursement of the Escrow Indemnification Amount and the Escrow Specified Amount;

          (iv) to act for the Shareholders and the Payees with regard to matters pertaining to the EBITDA Statement, the determination of Company EBITDA and Company Consolidated Net Revenues and the payment of the Additional Payments, including without limitation, giving notice regarding objections to, or disputes relating to, the determination of Company EBITDA and Company Consolidated Net Revenues;

          (v) to execute any subordination agreement on behalf of the Payees with respect to the Additional Payments;

          (vi) to execute and deliver all ancillary agreements, certificates and documents that the Payee Representatives deem necessary or appropriate in connection with the consummation of the transactions contemplated by the Transaction Documents;

          (vii) to receive funds and give receipts for funds in connection with the transactions contemplated by the Transaction Documents;

          (viii) to do or refrain from doing any further act or deed on behalf of the Payees or the Shareholders that the Payee Representatives deem necessary or appropriate in their sole discretion relating to the subject matter of the Transaction Documents as fully and completely as the Shareholders or the Payees could do if personally present; and

          (ix) to receive service of process on behalf of any Shareholder or Payee in connection with any Claims under any of the Transaction Documents.

     Notwithstanding any other provision hereof to the contrary, the Payee Representatives shall consult with the Preferred Payees prior to taking, or refraining from taking, any action described in this Section 10.12. If Mikael Magnusson or Dag Landvik or any replacement therefor dies or becomes incapacitated or is otherwise unable or unwilling to serve as a Payee Representative, the other Payee Representative shall select another individual to serve as the replacement Payee Representative. The appointment of the Payee Representatives shall be deemed coupled with an interest and shall be irrevocable, and the Surviving Corporation and any other Person may conclusively and absolutely rely, without inquiry, upon any action of the Payee Representatives in all matters referred to in this Section 10.12 or as otherwise expressly stated herein. All payments and notices made or delivered by the Surviving Corporation to the Payee Representatives for the benefit of the Shareholders or the Payees shall discharge in full all liabilities and obligations of the Surviving Corporation to the Shareholders or the Payees, as applicable, with respect thereto. The Management Shareholders hereby confirm, and upon the Effective Time the other Shareholders and the Payees shall be deemed to have confirmed, all that the Payee Representatives shall do or cause to be done by virtue of their appointment as the Payee Representatives. The Payee Representatives shall act for the Shareholders and the Payees on all of the matters set forth in this Agreement in the manner the Payee Representatives believe to be in the best interest of the Shareholders and the Payees, but the Payee Representatives shall not be responsible to the Shareholders or the Payees for any loss or damages the Shareholders or the Payees may suffer by the performance of their duties under this Agreement, other than loss or damage arising from the willful violation of the law or gross negligence in the performance of their duties under this Agreement. The Payee Representatives shall not be responsible to the Surviving Corporation or the Parent for any Loss or damages whatsoever that the Surviving Corporation or the Parent may suffer by the performance of their duties under this Agreement. Any action required or permitted to be taken by the Payee Representatives shall be taken only upon the unanimous consent or approval of the Payee Representatives; provided, however, that the Payee Representatives shall be entitled to act separately with respect to giving notice regarding objections to, or disputes relating to, the determination of the Final Net Working Capital Adjustment, Company EBITDA or Company Consolidated Net Revenues. By their execution of this Agreement, Mikael Magnusson and Dag Landvik hereby consent to the foregoing appointment to act as a Payee Representative.

          SECTION 10.13 Foreign Currency Conversion. For purposes of calculations under this Agreement, amounts denominated in foreign currencies as of a particular date shall be converted into U.S. dollars in accordance with GAAP (utilizing SFAS 52).

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

          IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf by its respective authorized representative, all as of the day and year first above written.

THE COMPANY:                            TEMPUR WORLD, INC.


                                        By:    /s/ Robert B. Trussell, Jr.
                                               ---------------------------------
                                        Name:  Robert B. Trussell, Jr.
                                               ---------------------------------
                                        Title: Chief Executive Officer
                                               ---------------------------------


THE PURCHASER:                          TWI ACQUISITION CORP.


                                        By:    /s/ Christopher A. Masto
                                               ---------------------------------
                                        Name:  Christopher A. Masto
                                               ---------------------------------
                                        Title: President
                                               ---------------------------------


THE PARENT:                             TWI HOLDINGS, INC.


                                        By:    /s/ Christopher A. Masto
                                               ---------------------------------
                                        Name:  Christopher A. Masto
                                               ---------------------------------
                                        Title: President
                                               ---------------------------------


MANAGEMENT SHAREHOLDERS:                FAGERDALA HOLDING B.V.


                                        By:    /s/ Dag Landvik
                                               ---------------------------------
                                        Name:  Dag Landvik
                                               ---------------------------------
                                        Title: Director
                                               ---------------------------------


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

                                        FAGERDALA INDUSTRI A.B.


                                        By:    /s/ Dag Landvik
                                               ---------------------------------
                                        Name:  Dag Landvik
                                               ---------------------------------
                                        Title: Director
                                               ---------------------------------


                                        CHESTERFIELD PROPERTIES LIMITED


                                        By:    /s/ Martin Tupper
                                               ---------------------------------
                                        Name:  Martin Tupper
                                               ---------------------------------
                                        Title: Director
                                               ---------------------------------


                                        VIKING INVESTMENTS S.A.R.L.


                                        By:    /s/ Colm Smith
                                               ---------------------------------
                                        Name:  Colm Smith
                                               ---------------------------------
                                        Title: Director
                                               ---------------------------------


                                        /s/ Robert B. Trussell, Jr.
                                        ----------------------------------------
                                        Robert B. Trussell, Jr.


                                        /s/ Jeffrey P. Heath
                                        ----------------------------------------
                                        Jeffrey P. Heath


                                        /s/ David Fogg
                                        ----------------------------------------
                                        David Fogg


                                        /s/ Thomas Bryant
                                        ----------------------------------------
                                        Thomas Bryant


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

PAYEE REPRESENTATIVES:

                                        /s/ Mikael Magnusson
                                        ----------------------------------------
                                        Mikael Magnusson


                                        /s/ Dag Landvik
                                        ----------------------------------------
                                        Dag Landvik


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

                          LIST OF SCHEDULES AND ANNEXES
                        TO AGREEMENT AND PLAN OF MERGER*

Schedules:

Schedule A                 Net Working Capital Exclusions
Schedule B                 State Sales and Use Tax Settlement Agreements
Schedule 2.07              Management Options
Schedule 4.01              Subsidiaries
Schedule 4.03(a)(i)        Stock Ownership
Schedule 4.03(a)(ii)       Options
Schedule 4.03(a)(iii)      Stock Purchase Rights
Schedule 4.03(b)           Equity Interests Held by Company
Schedule 4.05(a)           Conflicts
Schedule 4.05(b)           Consents
Schedule 4.06              Financial Statements
Schedule 4.06(a)           Financial Statements
Schedule 4.07              Material Adverse Change
Schedule 4.08              Certain Developments
Schedule 4.09              Title Exceptions; Real Property Leases
Schedule 4.10              Tax Matters
Schedule 4.11(a)           Contracts
Schedule 4.12(a)(i)        Owned Intellectual Property
Schedule 4.12(a)(ii)       Licensed Intellectual Property
Schedule 4.12(b)           Intellectual Property
Schedule 4.12(d)           Foam Formula Access
Schedule 4.13              Permits, Licenses, Etc.
Schedule 4.14              Litigation
Schedule 4.16(a)           Employee Benefit Plans
Schedule 4.16(d)           Employee Benefit Plan Legal Actions, Etc.
Schedule 4.16(f)           Payment
Schedule 4.17              Insurance
Schedule 4.18              Compliance with Laws
Schedule 4.19              Environmental Compliance
Schedule 4.20              Affiliated Transactions
Schedule 4.21              Brokers
Schedule 4.23              Suppliers and Customers
Schedule 4.28              Indebtedness
Schedule 4.29              Bank Accounts, Etc.
Schedule 4A                Exceptions to Title, Authority, Etc.
Schedule 7.03(d)           Third Party Consents for Material Contracts
Schedule 7.03(l)           Indebtedness Payoff
Schedule 7.03(o)           European Restructuring
Schedule 7.03(p)           Employment Agreement Waivers
Schedule 7.03(q)           Resignations
Schedule 9.02(a)(iii)(A)   Specified Claims
Schedule 9.02(a)(iii)(B)   Other Items
Schedule 9.02(a)(iii)(C)   Danish Environmental Claims

Annexes:

Annex A                    Support Agreements
Annex B                    Written Consents
Annex C                    Escrow Agreement
Annex 3.02(a)              Letter of Transmittal (Common Stock)
Annex 3.02(b)              Letter of Transmittal (Preferred Stock)
Annex 3.06(a)              EBITDA Statement
Annex 3.06(d)              Confidentiality Agreement
Annex 5.07                 Commitment Letters
Annex 6.10                 2002 Stock Option Plan
Annex 7.02(e)              Opinion of Bingham McCutchen LLP
Annex 7.03(f)(1)(A)        Non-Competition Agreement (Landvik)
Annex 7.03(f)(1)(B)        Non-Competition Agreement (Magnusson)
Annex 7.03(f)(2)           Confidentiality Agreement
Annex 7.03(k)(1)           Opinion of Frost Brown Todd LLC
Annex 7.03(k)(2)           Opinion for Corporate Shareholders
Annex 7.03(m)              Consulting Service and Support Agreement
Annex 7.03(n)              Administrative Services Agreement

* A copy of any omitted schedule or annex will be furnished supplementally to the Commission upon request.